Filed Pursuant to Rule 424(b)(5)

Registration No. 333-210687

SUBJECT TO COMPLETION, DATED MAY 16, 2016.

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated May 9, 2016)

National Commerce Corporation
$25,000,000
% Fixed-to-Floating Rate Subordinated Notes due June 1, 2026

National Commerce Corporation (“we,” “us,” “our” or the “Company”) is offering $25.0 million aggregate principal amount of its       % Fixed-to-Floating Rate Subordinated Notes due June 1, 2026, which we refer to as the “Notes” in this prospectus supplement. The Notes will mature on June 1, 2026 and, unless previously redeemed as described herein, will bear interest (i) from, and including, the date of initial issuance to, but excluding, June 1, 2021, at a fixed rate of          % per year, and (ii) from, and including, June 1, 2021 to, but excluding, the stated maturity date at an annual floating rate equal to three-month LIBOR, as determined quarterly on the determination date for the applicable interest period, plus     basis points (       %). We will pay interest on the Notes on June 1 and December 1 of each year, commencing December 1, 2016, through June 1, 2021, and thereafter on March 1, June 1, September 1 and December 1 of each year through the stated maturity date or any earlier redemption date, all as more fully described under “Description of the Notes—Interest Rate and Interest Payment Dates” in this prospectus supplement. Subject to the prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), to the extent that such approval is required, we may redeem the Notes, in whole or in part, on June 1, 2021 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. In addition, at any time at which any of the Notes remain outstanding, subject to the prior approval of the Federal Reserve, to the extent that such approval is required, we may redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest to, but excluding, the redemption date, upon the occurrence of (i) a “Tax Event,” (ii) a “Tier 2 Capital Event” or (iii) a “1940 Act Event,” each as more fully described under “Description of the Notes—Optional Redemption and Redemption Upon Special Events” in this prospectus supplement.

The Notes will be unsecured and will be subordinated in right of payment to all of our existing and future senior indebtedness, whether secured or unsecured. The Notes will not be obligations of, and will not be guaranteed by, any of our subsidiaries, including our bank subsidiary, National Bank of Commerce (the “Bank”). Because National Commerce Corporation is a holding company, our cash flows and consequent ability to service our obligations, including the Notes, are dependent on distributions and other payments to us by our subsidiaries, including the Bank, and funds we may raise from borrowings or in the capital markets. Accordingly, our right to receive any assets of our subsidiaries, including the Bank, upon their insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding, and the consequent right of the holders of the Notes to participate in the distribution of those assets, will be effectively subordinated to the claims of our subsidiaries’ creditors, including depositors at the Bank, and preferred equity holders, if any. There is no sinking fund for the Notes, and the Notes will not be listed on any national securities exchange or included in any automated dealer quotation system.

Investing in the Notes involves risks. See “Risk Factors” on page S-11 of this prospectus supplement, as well as the risk factors included in the accompanying prospectus and Item 1A, “Risk Factors” beginning on page 15 of our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference herein and therein, to read about the risks that you should consider before investing in the Notes.

	Per Note	Total
Public offering price	%	$
Underwriting discounts and commissions	%	$
Proceeds to us (before expenses)%		$

The Notes to be issued are not savings accounts or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes in book-entry form only, through the facilities of The Depository Trust Company on or about May        , 2016 against payment in immediately available funds.

Keefe, Bruyette & Woods A Stifel Company

This date of this prospectus supplement is May          , 2016.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference, before deciding to purchase the Notes. If the description of the offering in this prospectus supplement varies from the description in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We have not authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer to sell or soliciting an offer to buy these Notes in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, any free writing prospectus filed with the SEC and the documents incorporated herein and therein by reference is accurate only as of the respective dates of such documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in this prospectus supplement and the accompanying prospectus contain, and future oral and written statements of the Company and its management may contain, forward-looking statements, within the meaning of such term in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based on beliefs, expectations and assumptions of the Company’s management and on information available to management at the time that the statements are made, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “bode,” “predict,” “suggest,” “project,” “appear,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” “likely” or other similar expressions. Additionally, all statements in this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in this prospectus supplement and the accompanying prospectus, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. The factors that could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries are detailed in the “Risk Factors” section included under Item 1A of Part I of our most recent Annual Report on Form 10-K and in the “Risk Factors” sections of this prospectus supplement and the accompanying prospectus. In addition, there are other factors that may impact any public company, including ours, that could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries.

These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Such risks include the following:

●	an economic downturn or return of recessionary conditions, especially one affecting our core market areas;

●	difficult or unfavorable conditions in the market for financial products and services generally;

●	the susceptibility of our small to medium-sized business and entrepreneurial customers to downturns in the economy, which could impair their ability to repay their loans;

●	a failure to effectively execute our growth strategy as a result of insufficient capital, competitive factors, changes in banking laws or lack of ability to control costs;

●	interest rate fluctuations, which could have an adverse effect on our profitability;

●	external economic factors, such as changes in monetary policy and inflation or deflation, which may have an adverse impact on our financial condition;

●	losses resulting from a decline in the credit quality of the assets that we hold;

●	the occurrence of various events that negatively impact the real estate market, since a significant portion of our loan portfolio is secured by real estate;

●	inadequacies in our allowance for estimated loan losses, which could require us to take a charge to earnings and thereby adversely affect our financial condition;

●

inaccuracies or changes in the appraised value of real estate securing the loans that we originate, which could lead to losses if the real estate collateral is later foreclosed upon and sold at a price lower than the appraised value;

●	challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services;

●	a lack of liquidity at the bank or holding company level resulting from decreased loan repayment rates, lower deposit balances or other factors;

●	potential restraints on the ability of our bank subsidiary to pay dividends to us, which could limit our liquidity;

●	the loss of our largest loan and depositor relationships;

●	changes in regulations or other occurrences in the transportation and automotive parts and services industry that negatively impact our factoring business, which is concentrated in such industries;

●	the potential impact of fraud on our asset-based lending and factoring products and services;

●	an inability to adequately measure and limit the credit risk associated with our loan portfolio;

●	continued or increasing competition from other financial services providers, many of which are subject to different regulations than we are;

●	limitations on our ability to lend and to mitigate the risks associated with our lending activities as a result of our size and capital position;

●	inaccuracies in our assumptions about future events, which could result in material differences between our financial projections and actual financial performance;

●	the departure of key members or our management personnel;

●	costs arising from the environmental risks associated with making loans secured by real estate;

●	an inability to keep pace with the rate of technological advances due to a lack of resources to invest in new technologies;

●	failures or interruptions in our information technology systems;

●	unauthorized access to nonpublic personal information of our customers, which could expose us to litigation or reputational harm;

●	disruptions, security breaches or other adverse events affecting the third-party vendors who perform several of our critical processing functions;

●	a failure in the internal controls that we have implemented to address the risks inherent to the business of banking;

●	the occurrence of adverse weather or manmade events, which could negatively affect our core markets or disrupt our operations;

●	additional regulatory requirements and restrictions on our business, which could impose additional costs on us;

●	an increase in FDIC deposit insurance assessments, which could adversely affect our earnings; and

●	increased capital requirements imposed by banking regulators, which may require us to raise capital at a time when capital is not available on favorable terms or at all.

SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus but is not complete and does not contain all of the information that you should consider before making a decision to invest in the Notes. This overview is qualified by the more detailed information and financial statements and notes appearing elsewhere in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making an investment decision.

Our Company

We are a Delaware corporation and a financial holding company headquartered in Birmingham, Alabama. Through our wholly owned banking subsidiary, National Bank of Commerce (the “Bank”), we provide a broad array of banking and other financial services to businesses, business owners, and professionals. In Alabama, we operate seven full-service banking offices, located in Birmingham, Huntsville, Auburn-Opelika, and Baldwin County. In Florida, we operate 10 full-service banking offices under three trade names, including National Bank of Commerce (Vero Beach), “United Legacy Bank, a division of National Bank of Commerce” (Longwood, Winter Park, Orlando and Oviedo), and “Reunion Bank of Florida, a division of National Bank of Commerce” (Tavares, Ormond Beach, Port Orange and St. Augustine Beach). We also operate loan production offices in Atlanta, Georgia and Orlando, Florida.

As of March 31, 2016, we had total assets of $1.7 billion, total loans of $1.4 billion, total deposits of $1.5 billion, and total shareholders’ equity of $221.1 million.

We engage in the business of factoring commercial receivables through the Bank’s ownership of a 70% equity interest in CBI Holding Company, LLC (“CBI”). CBI owns Corporate Billing, LLC (“Corporate Billing”), a transaction-based finance company headquartered in Decatur, Alabama, that provides factoring, invoicing, collection and accounts receivable management services to transportation companies and automotive parts and service providers throughout the United States and parts of Canada.

In November 2015, we formed National Commerce Risk Management, Inc., a captive insurance company and wholly owned subsidiary of the Company that insures the Company and our subsidiaries against certain risks arising from our operations and pools resources with similar insurance company subsidiaries of other financial institutions in order to spread a limited amount of risk among themselves.

Our principal executive office is located at 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209, and our telephone number is (205) 313-8100.

Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.

THE OFFERING

The following description contains basic information about the Notes and this offering. This description is not complete and does not contain all of the information that you should consider before investing in the Notes. For a more complete understanding of the Notes, you should read the section of this prospectus supplement entitled “Description of the Notes” and the section in the accompanying prospectus entitled “Description of Debt Securities.” To the extent that the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information.

Issuer	National Commerce Corporation.

Securities offered	% Fixed-to-Floating Rate Subordinated Notes due June 1, 2026.

Aggregate principal amount	$25,000,000

Maturity date	June 1, 2026, unless previously redeemed.

Interest rate

Unless previously redeemed, the Notes will bear interest (i) from, and including, the date of initial issuance to, but excluding, June 1, 2021, at a fixed rate equal to       % per year and (ii) from, and including, June 1, 2021, at an annual floating rate equal to three-month LIBOR, as determined by us quarterly on the determination date for the applicable interest period, plus       basis points (       %). See “Description of the Notes—Interest Rate and Interest Payment Dates” in this prospectus supplement.

Interest payment dates

Interest on the Notes will be payable on June 1 and December 1 of each year, commencing December 1, 2016, through June 1, 2021, and thereafter on March 1, June 1, September 1 and December 1 of each year through the stated maturity date or any earlier redemption date, all as more fully described under “Description of the Notes—Interest Rate and Interest Payment Dates” in this prospectus supplement.

Record dates

Interest on the Notes will be payable to the holder of record as of the close of business on May 15 and November 15 (whether or not a business day) immediately preceding the applicable interest payment date through June 1, 2021, and thereafter on the 15th calendar day (whether or not a business day) immediately preceding the applicable interest payment date.

Listing	The Notes will not be listed on any national securities exchange or quoted on any automated quotation system. Currently, there is no market for the Notes.

Optional redemption; redemption upon special events	Subject to obtaining the prior approval of the Federal Reserve, to the extent that such approval is then required, we may, at our option, beginning with the interest payment date of June 1, 2021 and on any interest payment date thereafter, redeem the Notes in whole or in part at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. Any partial redemption will be made on a pro rata basis, by lot or by any other method that the trustee deems fair and appropriate. The Notes are not subject to repayment at the option of the holders of the Notes.

In addition, subject to obtaining the prior approval of the Federal Reserve, to the extent that such approval is then required, we may, at our option, redeem the Notes in whole but not in part if (1) a change or prospective change in law occurs that could prevent us from deducting interest payable on the Notes for U.S. federal income tax purposes, (2) an event occurs that precludes the Notes from being recognized as Tier 2 capital for regulatory capital purposes or (3) we become required to register as an investment company under the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest to, but excluding, the redemption date. For more information, see “Description of the Notes—Optional Redemption and Redemption Upon Special Events” in this prospectus supplement.

Subordination; ranking

The Notes will be issued by the Company pursuant to the indenture, to be dated on or about May        , 2016 between us and The Bank of New York Mellon Trust Company, N.A., as trustee, which we refer to as the base indenture, as amended and supplemented by a first supplemental indenture, to be dated on or about May        , 2016. In this prospectus supplement, we refer to the base indenture and the supplemental indenture as the indenture.

The Notes will be unsecured, subordinated and:

•

will rank junior in right of payment and upon our liquidation to any existing and all future senior indebtedness (as defined in the indenture governing the Notes and described under “Description of the Notes” in this prospectus supplement) – we currently have no senior indebtedness outstanding;

	•	will rank equally in right of payment and upon our liquidation with any future unsecured indebtedness the terms of which provide that such indebtedness ranks equally with the Notes; and

	•	will rank senior in right of payment and upon our liquidation to any indebtedness the terms of which provide that such indebtedness ranks junior to the Notes.

In addition, the Notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness and will be effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities and preferred equity of the Bank and our other current and future subsidiaries, including, without limitation, the Bank’s liabilities to its depositors, liabilities to general creditors and liabilities arising in the ordinary course or otherwise. As of March 31, 2016, the Bank and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of $1.5 billion, excluding intercompany liabilities, and had no preferred equity outstanding. For more information, see “Description of the Notes—Subordination of the Notes” in this prospectus supplement.

The indenture governing the Notes does not contain any limitation on the amount of indebtedness or other liabilities that we may incur after the date of the issuance of the Notes ranking senior to or equally with the indebtedness evidenced by the Notes, nor does it contain any limit on the amount of indebtedness or other liabilities or preferred equity that the Bank or any of our other current or future subsidiaries may incur or issue, as the case may be.

Events of default; remedies

The Notes will contain customary payment, covenant and insolvency-related events of default. However, the trustee and the holders of the Notes may not accelerate the maturity of the Notes upon the occurrence of any payment or covenant event of default. If an insolvency-related event of default occurs, the principal of, and any accrued and unpaid interest on, the Notes will become immediately due and payable without any action of the trustee or the holders of the Notes. In the event of such an acceleration of the maturity of the Notes, all of our obligations to holders of our senior indebtedness will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal of, or interest on, the Notes. See “Description of the Notes—Events of Default; Limitation on Suits” in this prospectus supplement.

Denomination; form

The Notes will be issued only in fully registered, book-entry form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will be evidenced by a global note deposited with the trustee for the Notes, as custodian for The Depository Trust Company (“DTC”). Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants of DTC. See “Description of the Notes—General” and “Description of the Notes—Clearance and Settlement” in this prospectus supplement.

Further issuances

We may, from time to time, without notice to or consent of the holders of the Notes, issue additional debt securities of the same series as the Notes, ranking equally with the Notes and with identical terms to the Notes (except for issue date, the offering price, the interest commencement date and the first interest payment date) in order that such additional debt securities may be consolidated and form a single series with the Notes.

Use of proceeds

We estimate that the net proceeds of this offering will be approximately $   million, after deducting the underwriting discounts and commissions and the payment of the transaction expenses payable by us. We plan to use the net proceeds of this offering for general corporate purposes, including financing organic growth and investments in, or acquisitions of, bank and non-bank financial services companies. See “Use of Proceeds” in this prospectus supplement.

Risk factors

Before making a decision to invest in the Notes, you should carefully consider all of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. In particular, you should evaluate the “Risk Factors” beginning on page S-11 of this prospectus supplement, as well as the risk factors included in the accompanying prospectus and Item 1A, “Risk Factors” beginning on page 15 of our Annual Report on Form 10-K for the year ended December 31, 2015, incorporated by reference herein, to read about the risks that you should consider before making a decision to invest in the Notes.

Trustee	The Bank of New York Mellon Trust Company, N.A. will act as the trustee under the indenture governing the Notes.

Governing law	The indenture governing the Notes and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for the three months ended March 31, 2015, and for each of the years in the five-year period ended December 31, 2015 is set forth on page S-17 of this prospectus supplement.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

We have set forth certain summary financial information in the table below for the periods and dates indicated. The statement of income data and balance sheet data as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 are derived from our audited consolidated financial statements and related notes for those periods, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The statement of income data and balance sheet data as of December 31, 2013, 2012 and 2011 and for each of the two years in the period ended December 31, 2012 are derived from our audited consolidated financial statements and related notes for those periods, which are not incorporated by reference into this prospectus supplement and the accompanying prospectus. The statement of income and other financial data for the three months ended March 31, 2016 and 2015 and the balance sheet data as of March 31, 2016 have been derived from the unaudited interim condensed consolidated financial statements, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The balance sheet data as of March 31, 2015 has been derived from unaudited interim condensed consolidated financial statements which are not incorporated by reference into this prospectus supplement and the accompanying prospectus.

The table below should be read in conjunction with such consolidated financial statements and related notes.

	For the Three Months Ended		As of and for the Year Ended December 31,
(Dollars in thousands, except per share	March 31,	March 31,
information)	2016	2015	2015	2014	2013	2012	2011
Statement of Income Data
Interest income	$18,313	$12,193	$54,845	$31,342	$23,312	$19,952	$17,006
Interest expense	1,650	1,027	4,796	2,869	2,613	3,280	3,560
Net interest income	16,663	11,166	50,049	28,473	20,699	16,672	13,446
Provision for loan losses	1,533	161	1,113	978	-	125	600
Gain (loss) on sale of securities	-	-	-	(33)	47	-	64
Other noninterest income (1)	3,125	1,764	8,459	5,065	5,255	4,665	2,401
Merger/conversion-related expenses	138	79	764	662	257	-	-
Other noninterest expense (2)	11,915	9,211	39,481	22,791	19,428	18,084	14,600
Income before income taxes	6,202	3,479	17,150	9,074	6,316	3,128	711
Income tax expense	2,083	1,092	5,476	3,159	2,310	1,071	169
Net income before minority interest	4,119	2,387	11,674	5,915	4,006	2,057	542
Net income attributable to minority interest	340	466	2,069	512	-	-	-
Net income to common shareholders	3,779	1,921	9,605	5,403	4,006	2,057	542
Balance sheet (at period end)
Cash and cash equivalents	$123,853	$149,907	$212,457	$123,435	$124,136	$171,287	$49,311
Securities	82,954	37,631	80,863	34,932	47,979	40,724	50,050
Loans available-for-sale	12,529	13,804	15,020	9,329	7,159	13,836	7,896
Acquired purchased credit-impaired loans	10,205	8,852	10,443	9,077	-	-	-
Acquired non-purchased credit-impaired loans	356,305	138,040	370,872	143,981	-	-	-
Nonacquired loans held for investment (3)	942,781	704,307	870,471	653,063	582,002	441,452	300,086
CBI loans (factoring receivables)	74,248	69,541	67,628	82,600	-	-	-
Total gross loans held for investment	1,383,539	920,740	1,319,414	888,721	582,002	441,452	300,086
Allowance for loan losses	10,927	9,522	9,842	9,802	9,119	10,020	10,343
Total intangibles	53,312	30,560	53,474	30,591	-	-	-
Total assets	1,735,940	1,206,667	1,763,369	1,138,426	791,781	693,359	426,380
Total deposits	1,498,197	1,000,217	1,514,458	971,060	678,031	580,294	324,578
Borrowings	7,000	22,000	22,000	22,000	22,000	24,695	17,031
Total liabilities	1,514,840	1,034,495	1,546,733	1,002,265	702,842	607,509	342,920
Minority interest	7,275	7,166	7,372	7,239	-	-	-
Common stock	109	94	108	75	5,730	5,730	5,730
Total shareholders' equity	221,100	172,172	216,636	136,161	88,939	85,850	83,460
Tangible common equity	167,447	141,380	162,724	105,265	88,939	85,850	83,460
Selected Performance Ratios
Return on average assets (ROAA) (4)	0.86%	0.67%	0.72%	0.66%	0.60%	0.38%	0.14%
Return on average equity (ROAE)	6.95	5.58	5.55	5.55	4.61	2.43	0.66
Return on average tangible common equity (ROATCE)	9.21	7.15	6.96	6.07	4.61	2.43	0.66
Net interest margin - taxable equivalent	4.21	4.25	4.13	3.76	3.27	3.18	3.49
Efficiency ratio	60.91	71.85	68.79	69.93	75.85	84.75	92.13
Operating efficiency ratio (5)	60.21	71.24	67.48	67.96	74.86	84.75	92.13
Noninterest income / average assets	0.71	0.62	0.64	0.62	0.79	0.85	0.60
Noninterest expense / average assets	2.76	3.24	3.03	2.88	2.97	3.31	3.60
Yield on loans	5.17	5.26	5.17	4.68	4.37	4.94	5.95
Cost of total deposits	0.42	0.38	0.39	0.35	0.38	0.58	0.93
Per Share Outstanding Data
Net earnings per share	$0.35	$0.25	$1.04	$0.92	$0.70	$0.36	$0.11
Diluted net earnings per share	0.34	0.25	1.02	0.91	0.69	0.36	0.11
Common shares outstanding at period end	10,861,487	9,438,541	10,824,969	7,541,541	5,730,114	5,730,114	5,730,114
Weighted average diluted shares	11,039,208	7,801,577	9,395,741	5,960,199	5,764,285	5,740,400	5,153,945
Book value per share	20.36	18.24	20.01	18.05	15.52	14.98	14.57
Tangible book value per share	15.42	14.98	15.03	13.96	15.52	14.98	14.57
Nonperforming assets
Nonacquired
Nonaccrual loans	$184	$618	$187	$2,276	$3,371	$244	$1,730
Other real estate and repossesed assets	2,792	1,494	3,873	823	845	95	905
Loans past due 90 days or more and still accruing	452	168	252	217	-	-	-
Total nonacquired nonperforming assets	3,428	2,280	4,312	3,316	4,216	339	2,635
Acquired
Nonaccrual loans	3,617	2,576	3,508	2,589	-	-	-
Other real estate and repossesed assets	92	542	92	557	-	-	-
Loans past due 90 days or more and still accruing	-	-	-	80	-	-	-
Total acquired nonperforming assets	3,709	3,118	3,600	3,226	-	-	-
Asset Quality Ratios
Nonperforming assets / Assets	0.41%	0.45%	0.45%	0.57%	0.53%	0.05%	0.62%
Nonperforming assets / Loans + OREO + repossessed assets	0.51	0.58	0.60	0.73	0.72	0.08	0.88
Nonacquired nonperforming assets / Nonacquired loans + nonacquired OREO + nonacquired repossessed assets (5)	0.36	0.32	0.49	0.51	0.72	0.08	0.88
Net charge-offs (recoveries) to average loans	0.13	0.20	0.11	0.05	0.19	0.13	0.45
Allowance for loan losses to total loans	0.79	1.03	0.75	1.10	1.57	2.27	3.45
Allowance for loan losses to nonacquired nonperforming loans	1,718.08	1,211.45	2,241.91	393.18	270.51	4,106.56	597.86
Allowance for loan losses to nonacquired loans (3)	1.11	1.22	1.07	1.35	1.57	2.27	3.45
Capital ratios (at period end)
Tier 1 leverage ratio	9.13%	11.41%	9.68%	10.68%	12.18%	12.42%	18.00%
Tier 1 common capital ratio	11.18	13.54	11.18	10.66	14.58	17.60	25.35
Tier 1 risk-based capital ratio	11.18	13.54	11.18	10.66	14.58	17.60	25.35
Total risk-based capital ratio	11.97	14.55	11.91	11.75	15.83	18.86	26.63
Equity / Assets	12.74	14.27	12.29	11.96	11.23	12.38	19.57
Tangible common equity to tangible assets	9.95	12.02	9.52	9.50	11.23	12.38	19.57
Composition of Loans Held for Investment
Owner-occupied CRE	$229,127	$134,934	$215,021	$132,126	$71,790	$48,829	$35,636
Non-owner occupied CRE	312,461	209,102	294,191	198,658	146,509	108,405	67,191
C&I	170,207	123,370	171,160	113,788	102,286	91,337	41,904
Factored Receivables	74,248	69,541	67,628	82,600	-	-	-
C&D	166,714	90,263	152,862	83,663	58,372	36,267	45,569
1-4 family	340,291	233,303	333,761	221,222	162,091	128,103	81,420
Multifamily	41,880	24,649	31,128	23,420	22,316	17,637	22,020
Consumer and other	48,611	35,578	53,663	33,244	18,638	10,874	6,346
Deposit Composition
Demand	$382,642	$232,655	$382,946	$217,643	$128,837	$67,040	$51,218
NOW	222,271	158,512	202,649	154,816	107,060	96,514	49,244
Money market and savings	597,179	403,568	611,887	392,394	304,071	277,342	153,985
Retail time	78,463	67,749	86,778	74,367	15,979	20,766	27,195
Jumbo time (6)	217,642	137,733	230,198	131,840	122,084	118,632	42,936
Mortgage Metrics
Total production ($)	$63,802	$55,731	$281,706	$207,269	$246,649	$212,128	$72,871

(1) Excludes securities gains (losses)

(2) Excludes merger-related expenses

(3) Excludes CBI loans

(4) Net income to common shareholders / average assets

(5) Excludes merger-related expenses

(6) Jumbo time deposits defined as time deposits greater than $100,000

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Some of the financial measures included in our selected historical consolidated financial data table and other data are not measures of financial performance recognized by GAAP. These non-GAAP financial measures include tangible common equity, tangible book value per share, return on average tangible common equity, efficiency ratio, operating efficiency ratio and allowance for loan losses to nonacquired loans. The Company’s management uses the non-GAAP financial measures set forth below in its analysis of the Company’s performance.

●	“Tangible common equity” is defined as total shareholders’ equity less goodwill, other intangible assets and minority interest not included in intangible assets.

●

“Tangible book value per share” is defined as tangible common equity divided by total common shares outstanding. This measure is important to investors interested in changes from period to period in book value per share exclusive of changes in intangible assets.

●	“Average tangible common equity” is defined as the average of tangible common equity for the applicable period.

●	“Return on average tangible common equity,” or “ROATCE,” is defined as net income available to common shareholders divided by average tangible common equity.

●

“Efficiency ratio” is defined as noninterest expense divided by operating revenue (which is equal to net interest income plus noninterest income), excluding one-time gains and losses on sales of securities. This measure is important to investors looking for a measure of efficiency in productivity based on the amount of revenue generated for each dollar spent.

●

“Operating efficiency ratio” is defined as noninterest expense divided by operating revenue, excluding one-time gains and losses on sales of securities and one-time gains and expenses related to merger and acquisition activities. This measure is important to investors looking for a measure of efficiency in productivity based on the amount of revenue generated for each dollar spent.

●

“Allowance for loan losses to nonacquired loans” is defined as the total allowance for loan losses, less the allowance for loan losses attributable to factored receivables, divided by nonacquired loans held for investment, excluding factored receivables at end of period.

We believe that these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however, we acknowledge that the non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and these disclosures are not necessarily comparable to non-GAAP financial measures that other companies use. The following reconciliation table provides more detailed analysis of these non-GAAP financial measures:

NON-GAAP RECONCILIATION

	For the Three Months Ended		As of and for the Year Ended
	March 31,	March 31,	December 31,	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2016	2015	2015	2014	2013	2012	2011
Total shareholders' equity	$221,100	$172,172	$216,636	$136,161	$88,939	$85,850	$83,460
Less: Intangible assets	53,312	30,560	53,474	30,591	-	-	-
Less: minority interest not included in intangible assets	341	232	438	305	-	-	-
Tangible common equity	$167,447	$141,380	$162,724	$105,265	$88,939	$85,850	$83,460
Common shares outstanding at year end or period end	10,861,487	9,438,541	10,824,969	7,541,541	5,730,114	5,730,114	5,730,114
Tangible book value per share	$15.42	$14.98	$15.03	$13.96	$15.52	$14.98	$14.57
Total assets at end of period	$1,735,940	$1,206,667	$1,763,369	$1,138,426	$791,781	$693,359	$426,380
Less: Intangible assets	53,312	30,560	53,474	30,591	-	-	-
Adjusted total assets at end of period	1,682,628	1,176,107	1,709,895	1,107,835	791,781	693,359	426,380
Tangible common equity to tangible assets	9.95%	12.02%	9.52%	9.50%	11.23%	12.38%	19.57%
Total average shareholders' equity	218,730	139,618	172,954	97,326	86,969	84,782	81,917
Less: average intangible assets	53,388	30,553	34,628	8,244	-	-	-
Less: average minority interest not included in intangible assets	231	46	267	136	-	-	-
Average tangible common equity	$165,111	$109,019	$138,059	$88,946	$86,969	$84,782	$81,917
Net income to common shareholders	3,779	1,921	9,605	5,403	4,006	2,057	542
Return on average tangible common equity (ROATCE)	9.21%	7.15%	6.96%	6.07%	4.61%	2.43%	0.66%
Efficiency ratio:
Net interest income	$16,663	$11,166	$50,049	$28,473	$20,699	$16,672	$13,446
Total noninterest income	3,125	1,764	8,459	5,032	5,302	4,665	2,465
Less: gain (loss) on sale of securities	-	-	-	(33)	47	-	64
Operating revenue	$19,788	$12,930	$58,508	$33,538	$25,954	$21,337	$15,847
Expenses:
Total noninterest expenses	$12,053	$9,290	$40,245	$23,453	$19,685	$18,084	$14,600
Efficiency ratio	60.91%	71.85%	68.79%	69.93%	75.85%	84.75%	92.13%
Operating efficiency ratio:
Net interest income	$16,663	$11,166	$50,049	$28,473	$20,699	$16,672	$13,446
Total noninterest income	3,125	1,764	8,459	5,032	5,302	4,665	2,465
Less: gain (loss) on sale of securities	-	-	-	(33)	47	-	64
Operating revenue	$19,788	$12,930	$58,508	$33,538	$25,954	$21,337	$15,847
Expenses:
Total noninterest expenses	$12,053	$9,290	$40,245	$23,453	$19,685	$18,084	$14,600
Less: merger/conversion-related expenses	138	79	764	662	257	-	-
Adjusted noninterest expenses	$11,915	$9,211	$39,481	$22,791	$19,428	$18,084	$14,600
Operating efficiency ratio	60.21%	71.24%	67.48%	67.96%	74.86%	84.75%	92.13%
Total allowance for loan losses	$10,927	$9,522	$9,842	$9,802	$9,119	$10,020	$10,343
Less: allowance for loan losses attributable to CBI (factoring receivables)	500	956	500	955	-	-	-
Adjusted allowance for loan losses at end of period	$10,427	$8,566	$9,342	$8,847	$9,119	$10,020	$10,343
Nonacquired loans held for investment	942,781	704,307	870,471	653,063	582,002	441,452	300,086
Allowance for loan losses to nonacquired loans	1.11%	1.22%	1.07%	1.35%	1.57%	2.27%	3.45%

RISK FACTORS

An investment in the Notes involves certain risks. Before deciding to invest in the Notes, you should carefully read and consider the risks described below, together with the other risks and uncertainties under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 11, 2016, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and under similar headings in our subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus. You should note, however, that our business, financial condition, results of operations and prospects may have changed since the respective dates of any incorporated documents. The risks and uncertainties that we have described are not the only ones facing the Company. Additional risks of which we are not presently aware or that we currently believe are immaterial may also have a material adverse effect on our business and results of operations.

The Notes are subordinated to our senior indebtedness, and we may be precluded from making payments on the Notes in certain circumstances. In addition, we or our subsidiaries may incur additional indebtedness in the future.

The Notes will be our unsecured, subordinated obligations and, consequently, will rank junior in right of payment to all secured and unsecured senior indebtedness. Upon our insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding, the holders of our senior indebtedness would be entitled to have the senior indebtedness paid in full prior to the holders of the Notes receiving any payment of principal of, or interest on, the Notes. In addition, if a default in the payment of the principal, premium, if any, interest or other obligations in respect of any senior indebtedness occurs and is continuing past any applicable period of grace (a “payment default”), or if any default other than a payment default on any senior indebtedness occurs and is continuing that permits the holders of such senior indebtedness to accelerate the maturity of such senior indebtedness, and if the trustee receives a notice of such default (a “payment blockage notice”) from us or any other person permitted to give such notice under the indenture (a “non-payment default”), we may not make any payment on the Notes until, in the case of a payment default, the date on which such default is cured or waived or ceases to exist and, in the case of a non-payment default, the earlier of the date on which such non-payment default is cured or waived or ceases to exist and 179 days after the date on which the payment blockage notice is received by the trustee, if the maturity of the senior indebtedness has not been accelerated. The senior indebtedness to which the Notes are subordinated is described under “Description of the Notes—Subordination of the Notes” in this prospectus supplement.

As of March 31, 2016, we had no senior indebtedness outstanding. The indenture does not limit the amount of additional indebtedness or senior indebtedness that we or any of our subsidiaries (including the Bank) may incur. Accordingly, in the future, we and our subsidiaries may incur other indebtedness, which may be substantial in amount, including senior indebtedness, indebtedness ranking equally with the Notes and indebtedness ranking effectively senior to the Notes, as applicable.

As a consequence of the subordination of the Notes to our existing and future senior indebtedness, an investor in the Notes may lose all or some of its investment upon our insolvency, bankruptcy, liquidation, winding up or similar proceeding. In such an event, our assets would be available to pay the principal of, and any accrued and unpaid interest on, the Notes only after all of our senior indebtedness had been paid in full. In the event of our insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding, any of our other general, unsecured obligations that do not constitute senior indebtedness, depending upon their respective preferences, will share pro rata in our remaining assets after we have paid all of our senior indebtedness in full.

The Notes will be effectively subordinated to the existing and future indebtedness, deposits and other liabilities and preferred equity of the Bank and our other subsidiaries, and the related creditors and preferred equity holders will be entitled to receive payment in full before we participate in any distribution of the assets of the Bank or any other subsidiary in the event of its insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding.

The Notes are obligations exclusively of the Company and are not obligations of the Bank or any of our other subsidiaries. The Bank and our other subsidiaries are each a separate and distinct legal entity from the Company that has no obligation to pay any amounts to the Company, including any dividends, to make any other distributions to the Company or to provide the Company with funds to meet any of the Company’s obligations, including the Notes. The Company’s rights and the rights of its creditors, including the holders of the Notes, to participate in any distribution of the assets of the Bank or any other subsidiary (either as a shareholder or as a creditor) upon an insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding of the Bank or such other subsidiary (and the consequent right of the holders of the Notes to participate in those assets after repayment of our existing or future senior indebtedness), will be subject to the claims of the creditors of the Bank or such other subsidiary, including depositors in the Bank, and their preferred equity holders, if any. Accordingly, the Notes are effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities and preferred equity of the Bank and the Company’s other subsidiaries, to the extent that those liabilities and preferred equity of the Bank, including its deposit liabilities, and our other subsidiaries equal or exceed their respective assets. As of March 31, 2016, the Bank and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of $1.5 billion, excluding intercompany liabilities, and had no preferred equity outstanding. The indenture does not limit the amount of indebtedness or other liabilities or preferred equity that the Bank or any of our other subsidiaries may incur.

The Notes will be effectively subordinated to all of our senior indebtedness.

The Notes will be effectively subordinated to all of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. In the event of our insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding, any assets that secure other indebtedness will be available to pay obligations on the Notes only after such secured indebtedness has been paid in full. Holders of the Notes will participate in our remaining assets ratably with holders of our other unsecured indebtedness that is of equal rank to the Notes, based on the respective amounts owed to each such holder. In any of the foregoing events, we may not have sufficient assets to make payments in respect of the Notes. As a result, if holders of the Notes receive any payments, they may receive less, ratably, than holders of secured indebtedness.

The Notes will not be insured or guaranteed by the FDIC, any other governmental agency or any of our subsidiaries.

The Notes are not bank deposits and are not insured or guaranteed by the FDIC or any other governmental agency, nor are they obligations of, or guaranteed by, the Bank. The Notes will be obligations of National Commerce Corporation only.

The indenture governing the Notes includes limited rights of acceleration.

There is no right of acceleration of maturity of the Notes in the case of default in the payment of principal of, premium, if any, or interest on, the Notes or in the performance of any other obligation of the Company under the indenture governing the Notes or under any other security issued by us. Holders of Notes may accelerate payment of indebtedness only upon our insolvency, receivership, conservatorship, reorganization or similar proceedings or if there is a liquidation or winding-up of our business. See “Description of the Notes—Events of Default; Limitation on Suits” in this prospectus supplement for more information.

The indenture governing the Notes does not contain any limitations on our ability to incur additional indebtedness, grant or incur a lien on our assets, sell or otherwise dispose of assets, pay dividends or repurchase our capital stock.

Neither we nor any of our subsidiaries is restricted from incurring additional indebtedness or other liabilities, including additional senior or subordinated indebtedness, under the indenture governing the terms of the Notes. If we incur additional indebtedness or liabilities, our ability to pay our obligations on the Notes could be adversely affected. We expect that we will incur additional indebtedness and other liabilities from time to time. In addition, we are not restricted under the indenture governing the Notes from granting or incurring a lien on any of our assets, selling or otherwise disposing of any of our assets, paying dividends or issuing or repurchasing our securities.

In addition, there are no financial covenants in the indenture governing the Notes. You are not protected under the indenture governing the Notes in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you.

Payments on the Notes will depend on receipt of dividends and distributions from our subsidiaries.

We are a bank holding company, and we conduct substantially all of our operations through subsidiaries, including the Bank. We depend on dividends, distributions and other payments from our subsidiaries to meet our obligations, including to fund payments on the Notes, and to provide funds for the payment of dividends to our stockholders, to the extent declared by our board of directors. There are various legal limitations on the extent to which the Bank and our other subsidiaries can finance or otherwise supply funds to us (by dividend or otherwise) and certain of our affiliates. The Bank may not pay us dividends if, after making such distribution, the Bank would become “undercapitalized” under applicable regulations. Payment of dividends by the Bank may also be restricted at any time at the discretion of the Office of the Comptroller of the Currency if it deems the payment to constitute an unsafe and unsound banking practice. In addition, contractual or other restrictions may also limit our subsidiaries’ abilities to pay dividends or make distributions, loans or advances to us. See “Item 1—Business—Supervision and Regulation—Dividend Restrictions” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for more information. For these reasons, we may not have access to any assets or cash flow of our subsidiaries to make payments on the Notes.

Regulatory guidelines may restrict our ability to pay the principal of, or interest on, the Notes, regardless of whether we are the subject of an insolvency proceeding.

Our ability to pay the principal of, and interest on, the Notes is subject to the guidelines of the Federal Reserve regarding capital adequacy. We intend to treat the Notes as “Tier 2 capital” under the Federal Reserve’s regulatory capital rules and guidelines. Our ability to make payments on the Notes is subject to the limitations imposed by the Federal Reserve’s regulatory capital rules and guidelines as applicable to us, taking into account the effects of any payments on Tier 2 capital instruments on our overall financial condition, our net income for the current and past four quarters (including amounts that we have paid on capital instruments for those periods), and our projected rate of earnings retention, among other things. Moreover, under federal statutes and Federal Reserve policy, a bank holding company is required to act as a source of financial and managerial strength to its banking subsidiaries and to commit resources to their support, including in times of financial distress when a holding company such as us may not otherwise be inclined to provide such support. In addition, if a holding company commits to a federal bank regulator that it will maintain the capital of its bank subsidiary, that commitment will be assumed by a bankruptcy trustee, and the bank subsidiary will be entitled to priority payment in respect of that commitment, ahead of other creditors of the holding company, such as the holders of the Notes. As a result of the foregoing, we may be unable to make payments in respect of the Notes.

An active trading market for the Notes may not develop.

The Notes constitute a new issue of securities for which there is no existing market. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes in any automated dealer quotation system. We cannot provide you with any assurance as to whether a trading market for the Notes will develop, the ability of holders of the Notes to sell their Notes or the prices at which holders may be able to sell their Notes. The underwriters have advised us that they currently intend to make a market in the Notes. The underwriters, however, are not obligated to do so, and any market-making with respect to the Notes may be discontinued at any time without notice. You should also be aware that there may be a limited number of buyers when you decide to sell your Notes. This may affect the price that you receive for your Notes or your ability to sell your Notes at all.

If a trading market for the Notes develops, changes in the debt markets, among others, could adversely affect the market price of the Notes.

Many factors affect the trading market for, and the trading value of, the Notes, including the time remaining to the maturity of the Notes, the ranking of the Notes, the redemption features of the Notes, the outstanding amount of subordinated notes with terms identical to the Notes, the prevailing interest rates being paid by other companies similar to us, our financial condition, financial performance and future prospects and the level, direction and volatility of market interest rates generally. The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the Notes.

Our credit ratings may not reflect all risks of an investment in the Notes.

The credit ratings assigned to the Notes may not reflect the potential impact of all risks related to the structure and other factors affecting the Notes on any trading market for, or trading value of, the Notes. In addition, real or anticipated changes in our credit ratings will generally affect the trading market for, or the trading value of, the Notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of investing in the Notes in light of your particular circumstances.

Because the Notes may be redeemed at our option under certain circumstances prior to their maturity, you may be subject to reinvestment risk.

Subject to the prior approval of the Federal Reserve, to the extent that such approval is then required, we may redeem all or a portion of the Notes on June 1, 2021 and on any interest payment date thereafter prior to their stated maturity date. In addition, at any time at which any Notes remain outstanding, subject to the prior approval of the Federal Reserve, to the extent that such approval is then required, we may redeem the Notes in whole but not in part upon the occurrence of (i) a “Tax Event,” (ii) a “Tier 2 Capital Event” or (iii) a “1940 Act Event.” In the event that we redeem the Notes, holders of the Notes will receive only the principal amount of the Notes plus any accrued and unpaid interest to, but excluding, such earlier redemption date. If any redemption occurs, holders of the Notes will not have the opportunity to continue to accrue and be paid interest to the stated maturity date. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the Notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the Notes. See “Description of the Notes—Optional Redemption and Redemption Upon Special Events” in this prospectus supplement.

Investors should not expect us to redeem the Notes on or after the date on which they become redeemable at our option. Under Federal Reserve regulations, unless the Federal Reserve authorizes us in writing to do otherwise, we may not redeem the Notes unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve that following redemption, we will continue to hold capital commensurate with our risk.

The amount of interest payable on the Notes will vary after June 1, 2021.

Because three-month LIBOR is a floating rate, the interest rate on the Notes will vary after June 1, 2021 at an annual floating rate equal to three-month LIBOR, as determined quarterly on the determination date for the applicable interest period, plus       basis points (       %). The annual interest rate that is determined on the relevant determination date will apply to the entire interest period following such determination date, even if three-month LIBOR increases during that period.

The level of three-month LIBOR may affect our decision to redeem the Notes.

It is more likely we will redeem the Notes after June 1, 2021 if the interest rate on them is higher than that which would be payable on one or more other forms of borrowing. If we redeem the Notes prior to their stated maturity date, holders of the Notes may not be able to invest in other securities with a similar level of risk that yield as much interest as the Notes.

You will have no rights against the publishers of LIBOR.

You will have no rights against the publishers of LIBOR, even though the amount you receive on each interest payment date after June 1, 2021 will depend upon the level of three-month LIBOR. The publishers of LIBOR are not in any way involved in this offering and have no obligations relating to the Notes or the holders of the Notes.

USE OF PROCEEDS

We expect that the net proceeds from this offering will be approximately $       million after deducting the underwriting discounts and commissions and the payment of the transaction expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including financing organic growth and investments in, or acquisitions of, bank and non-bank financial services companies. Pending use of the net proceeds from this offering described above, we may hold any net proceeds in cash or invest them in short-term securities or investments.

CAPITALIZATION

The following table shows our consolidated capitalization as of March 31, 2016 on a historical basis and on an as-adjusted basis to give effect to the offering of the Notes as if it had occurred on such date. You should read the following table with the consolidated financial statements and notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	March 31, 2016
	Actual	As Adjusted
	(in thousands, except per share amounts)
Cash and cash equivalents	$123,853

Long-term debt:
Federal home loan bank advances	$7,000	$7,000
Notes offered hereby	-	25,000

Shareholders’ equity:
Preferred stock, 250,000 shares authorized, no shares issued or outstanding	-	-
Common stock, $0.01 par value, 30,000,000 shares authorized, 10,861,487 shares issued and outstanding	109	109
Additional paid-in capital	202,971	202,971
Retained earnings	9,931	9,931
Accumulated other comprehensive income	814	814
Total shareholders' equity attributable to National Commerce Corporation	213,825	213,825
Noncontrolling interest	7,275	7,275
Total shareholders' equity	$221,100	$221,100

Common book value per share	$20.36	$20.36
Equity to assets, at period end	12.71%		%

Regulatory capital ratios:
Total capital to risk-weighted assets	11.97%		%
Tier 1 capital to risk-weighted assets	11.18%		%
Common equity tier 1 capital to risk-weighted assets	11.18%		%
Tier 1 capital to average assets	9.13%		%

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratio of earnings to fixed charges for each of the periods indicated.

	Three months ended March 31,	Year Ended December 31,
	2016	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges: (unaudited)
Excluding interest on deposits	73.37x	35.12x	20.37x	13.36x	5.02x	1.90x
Including interest on deposits	4.55x	4.14x	3.98x	3.42x	1.95x	1.20x

For purposes of computing these ratios, “earnings” represent consolidated income from continuing operations before income taxes and minority interest, plus fixed charges. “Fixed charges” represent interest expense, including interest credited on deposit products where indicated, amortization of bond issue costs and that portion of rental expense deemed to be representative of the interest factor.

A ratio of earnings to combined fixed charges and preferred stock dividends is not presented, as the results do not differ from the ratio of earnings to fixed charges presented above.

DESCRIPTION OF THE NOTES

We will issue the Notes under the indenture, to be dated on or about May        , 2016, between the Company, as the issuer, and The Bank of New York Mellon Trust Company, N.A. as the trustee, as amended and supplemented by a first supplemental indenture, to be dated on or about May        , 2016. We refer to this indenture, as it may be amended or supplemented from time to time, as the “indenture,” and we refer to The Bank of New York Mellon Trust Company, N.A., in its capacity as the trustee for the Notes under the indenture, as the “trustee.” You may request a copy of the indenture from us as described under “Where You Can Find More Information” in this prospectus supplement. The following summary of certain provisions of the Notes and the summary of certain provisions of the indenture in this prospectus supplement and the accompanying prospectus do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the Notes and the indenture, including the definitions of certain terms used in the Notes and the indenture. We urge you to read each of these documents because they, and not this description or the description set forth in “Description of Debt Securities” in the accompanying prospectus, define your rights as a holder of the Notes. To the extent that information in this prospectus supplement relating to the indenture or the Notes is inconsistent with any related information contained in the accompanying prospectus, the information in this prospectus supplement shall control with respect to the Notes.

General

The Notes will be our unsecured and subordinated obligations and will mature on June 1, 2026 (the “stated maturity date”), unless redeemed prior to such date in accordance with the provisions set forth under “—Optional Redemption and Redemption Upon Special Events.” Unless previously purchased and cancelled or redeemed prior to the stated maturity date, we will repay the Notes at a price equal to 100% of the outstanding principal amount of the Notes, plus any accrued and unpaid interest, to, but excluding, the stated maturity date. We will pay principal of, and interest on, the Notes in U.S. dollars. The Notes will rank equally among themselves and junior in right of payment to our existing and future senior indebtedness, as described below in “—Subordination of the Notes,” and will be effectively subordinated to all existing and future Indebtedness, deposits and other liabilities and preferred equity of the Bank and our other current and future subsidiaries, including, without limitation, the Bank’s liabilities to its depositors, liabilities to general creditors and liabilities arising during the ordinary course or otherwise. No sinking fund will exist for the Notes, and no sinking fund payments will be made with respect to the Notes. The Notes will not be convertible into or exchangeable for any other securities or property. The Notes will not be subject to defeasance or covenant defeasance.

Except as described below under “—Clearance and Settlement,” the Notes will be issued in book-entry-only form and will be represented by a global note registered in the name of Cede & Co., as the nominee of The Depository Trust Company (“DTC”). See “—Clearance and Settlement” below.

The Notes will be issued and may be transferred only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes are a part of a series of securities newly established under the indenture and will be initially issued in the aggregate principal amount of $25.0 million. We may, from time to time, without notice to, or the consent of, the holders of the Notes, issue additional debt securities ranking equally with the Notes and with identical terms to the Notes in all respects (except for issue date, the offering price, the interest commencement date and the first interest payment date) in order that such additional debt securities may be consolidated and form a single series with the Notes.

No recourse will be available for the payment of principal of, or interest on, any note, for any claim based thereon, or otherwise in respect thereof, against any incorporator, director, officer, employee or shareholder, as such, past, present or future, of ours or of any successor entity.

Neither the indenture nor the Notes contain any covenants: (1) prohibiting or otherwise restricting the incurrence of indebtedness or other obligations by us or by any of our subsidiaries, including the Bank, or the issuance of preferred equity by any of our subsidiaries; (2) requiring us or any of our subsidiaries to achieve or maintain any minimum financial results relating to our or its financial condition, liquidity or results of operations or meet or exceed certain financial ratios as a general matter or to incur additional indebtedness or maintain any reserves; or (3) prohibiting or otherwise restricting us or any of our subsidiaries from granting liens on our or its assets to secure our or its indebtedness or other obligations that are senior or effectively senior in right of payment to the Notes, repurchasing our stock or other securities, including any of the Notes, or paying dividends or make other distributions to our or its shareholders or other equity owners. Accordingly, neither the indenture nor the Notes contain any provisions that would provide protection to the holders of the Notes against a sudden and dramatic decline in our credit quality resulting from a merger, takeover, recapitalization or similar restructuring, any highly leveraged or similar transaction or any other event involving us or any of our subsidiaries that may adversely affect our credit quality. See “Risk Factors—The indenture governing the Notes does not contain any limitations on our ability to incur additional indebtedness, grant or incur a lien on our assets, sell or otherwise dispose of assets, pay dividends or repurchase our capital stock.”

The indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Notes are not savings accounts or deposits in the Company or the Bank and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. The Notes are solely obligations of the Company and are neither obligations of, nor guaranteed by, the Bank or any of our other subsidiaries or affiliates.

Interest Rate and Interest Payment Dates

Fixed Rate Period

From, and including, the date of initial issuance of the Notes to, but excluding, June 1, 2021, unless redeemed prior to such date as contemplated below under “—Optional Redemption and Redemption Upon Special Events,” the Notes will bear interest at the annual rate of       %, and we will pay interest on the Notes semi-annually in arrears on each June 1 and December 1, commencing on December 1, 2016. We refer to each such date as a “fixed rate interest payment date,” and we refer to the period from, and including, the issue date of the Notes to, but excluding, the first fixed rate interest payment date and each successive period from, and including, a fixed rate interest payment date to, but excluding, the next fixed rate interest payment date as a “fixed rate period.” If any fixed rate interest payment date is not a business day (as defined below), we will make the relevant payment on the next business day, and no interest will accrue as a result of any such delay in payment. The interest payable on any fixed rate interest payment date will be paid to each holder in whose name a note is registered at the close of business on the May 15 and November 15 (whether or not a business day) immediately preceding such fixed rate interest payment date.

Interest payable on the Notes for any fixed rate period will be computed on the basis of a 360-day year of twelve 30-day months.

Floating Rate Period

From, and including, June 1, 2021 to, but excluding, the stated maturity date, unless redeemed subsequent to June 1, 2021 but prior to the stated maturity date as contemplated below under “—Optional Redemption and Redemption Upon Special Events,” the Notes will bear interest at an annual rate equal to Three-month LIBOR, reset quarterly, plus     basis points (       %), and we will pay interest on the Notes quarterly in arrears on each June 1, September 1, December 1, and March 1, beginning on June 1, 2021. We refer to each such date as a “floating rate interest payment date,” and together with the fixed rate interest payment dates, collectively the “interest payment dates,” and we refer to the period from, and including, June 1, 2021 to, but excluding, the first floating rate interest payment date and each successive period from, and including, a floating rate interest payment date to, but excluding, the next floating rate interest payment date as a “floating rate period,” and together with the fixed rate periods, collectively, the “interest rate periods.” The interest payable on any floating rate interest payment date will be paid to the holder in whose name a note is registered at the close of business on the February 15, May 15, August 15 and November 15 (whether or not a business day) immediately preceding such floating rate interest payment date. If a floating rate payment date falls on a day that is not a business day, then such floating rate payment date will be postponed to the next succeeding business day unless such day falls in the next succeeding calendar month, in which case such floating rate payment date will be accelerated to the immediately preceding business day, and, in each such case, the amounts payable on such business day will include interest accrued to, but excluding, such business day.

Interest payable on the Notes for a floating rate period will be computed on the basis of a 360-day year of the actual number of days in such floating rate period. All percentages used in or resulting from any calculation of Three-month LIBOR will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

The term “business day” means any day except a Saturday, Sunday or legal holiday in the City of New York on which banking institutions are authorized or required by law, regulation or executive order to close; provided, however, that in the case of any floating rate interest payment date, such day is also a London banking day. “London banking day” means any date on which commercial banks are open for business (including dealings in U.S. dollars) in London.

“Three-month LIBOR” means, as determined by the Company on the second London banking day immediately preceding the commencement of the applicable floating rate period (the “determination date”) and provided to the trustee in writing, the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on such determination date. If such rate does not appear on the Designated LIBOR Page at such time, then the Company will request the principal London office of each of four major reference banks in the London interbank market, selected by the Company, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars with a term of three months as of 11:00 a.m., London time, on such determination date and in a principal amount equal to an amount that, in the judgment of the Company, is representative for a single transaction in U.S. dollars in the relevant market at the relevant time (a “representative amount”). If at least two such quotations are so provided, Three-month LIBOR for such floating rate period will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the Company will request each of three major banks in the City of New York to provide such bank’s rate for loans in U.S. dollars to leading European banks with a term of three months as of approximately 11:00 a.m., the City of New York time, on such determination date and in a representative amount. If at least two such rates are so provided, Three-month LIBOR for such floating rate period will be the arithmetic mean of such quotations. If fewer than two such rates are so provided, then Three-month LIBOR for such floating rate period will be set to equal the Three-month LIBOR for the then current floating rate period or, in the case of the first floating rate period,       %.

“Designated LIBOR Page,” means the display on Reuters or any successor service, on page LIBOR01, or any other page as may replace that page on the service, for the purpose of displaying the London interbank rates of U.S. dollars.

Subordination of the Notes

Our obligation to make any payment on account of the principal of, or interest on, the Notes will be subordinate and junior in right of payment to the prior payment in full of all of our senior indebtedness. At March 31, 2016, we had no senior indebtedness outstanding.

The term “senior indebtedness” means the principal of (and premium, if any) and unpaid interest on (x) Indebtedness of the Company, whether outstanding on the date hereof or thereafter created, incurred, assumed or guaranteed, for money borrowed other than (a) any Indebtedness of the Company which when incurred, and without respect to any election under Section 1111(b) of the Federal Bankruptcy Code, was without recourse to the Company, (b) any Indebtedness of the Company to any of its Subsidiaries, (c) Indebtedness to any employee of the Company, (d) any liability for taxes, (e) Trade Payables and (f) any Indebtedness of the Company which is expressly subordinate in right of payment to any other Indebtedness of the Company, and (y) renewals, extensions, modifications and refundings of any such Indebtedness. For purposes of this definition of “senior Indebtedness,” the phrase “subordinated in right of payment” means debt subordination only and not lien subordination, and accordingly, (i) unsecured indebtedness shall not be deemed to be subordinated in right of payment to secured indebtedness merely by virtue of the fact that it is unsecured, and (ii) junior liens, second liens and other contractual arrangements that provide for priorities among holders of the same or different issues of indebtedness with respect to any collateral or the proceeds of collateral shall not constitute subordination in right of payment.

“Indebtedness” is defined in the indenture to mean:

(1)

all indebtedness, obligations and other liabilities for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, or evidenced by bonds, debentures, notes or similar instruments, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2)	all reimbursement obligations and other liabilities with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3)	all obligations and liabilities in respect of leases required in conformity with generally accepted accounting principles to be accounted for as capitalized lease obligations on our balance sheet;

(4)

all obligations and other liabilities under any lease or related document in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under the lease or related document to purchase or to cause a third party to purchase the leased property;

(5)

all obligations with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase agreement or other similar instrument or agreement;

(6)

all direct or indirect guarantees or similar agreements in respect of, and our obligations or liabilities to purchase, acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of others of the type described in (1) through (5) above;

(7)	any indebtedness or other obligations described in (1) through (6) above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us; and

(8)

any and all refinancings, replacements, deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (7) above.

“Trade Payables” means accounts payable or any other Indebtedness or monetary obligations to trade creditors created or assumed by the Company or any Subsidiary of the Company in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities).

Upon any distribution of our assets upon any insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding, the payment of the principal of and interest on the Notes will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the Notes because of an insolvency event of default specified below under “—Events of Default; Limitation on Suits,” the holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of the Notes are entitled to receive any payment or distribution. The indenture requires us or the trustee to promptly notify holders of senior indebtedness if payment of the Notes is accelerated because of an event of default.

We may not make any payment on the Notes, including any redemption of the Notes, if:

•

a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of senior indebtedness occurs and is continuing beyond any applicable period of grace (called a “payment default”); or

•

a default other than a payment default on any senior indebtedness occurs and is continuing that permits holders of senior indebtedness to accelerate its maturity, and the trustee receives a notice of such default (called a “payment blockage notice”) from us or any other person permitted to give such notice under the indenture (called a “non-payment default”).

We may resume payments and distributions on the Notes:

•	in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

•

in the case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist and 179 days after the date on which the payment blockage notice is received by the trustee, if the maturity of the senior indebtedness has not been accelerated.

No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice unless the non-payment default is based upon facts or events arising after the date of delivery of such payment blockage notice.

In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the indenture.

Subject to the terms of the indenture, if the trustee or any holder of the Notes receives any payment or distribution of our assets in contravention of the subordination provisions applicable to the Notes before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off, or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

We are obligated to pay compensation to the trustee as shall be agreed in writing between us and the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the Notes. The trustee’s claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

As discussed above, neither the Notes nor the indenture contains any limitation on the amount of senior indebtedness or other obligations ranking senior to or equally with the Indebtedness evidenced by the Notes that we, the Bank or any of our other subsidiaries may incur or any preferred equity that the Bank or our subsidiaries may issue. As of March 31, 2016, the Company had no senior indebtedness outstanding. Indebtedness and other liabilities and any preferred equity of the Bank or our other subsidiaries do not fall within the definition of senior indebtedness, but the Notes will be effectively subordinated to all of the existing and future indebtedness and other liabilities, including deposit liabilities, of our subsidiaries, including the Bank, and to preferred equity holders of any such subsidiary. As of March 31, 2016, the Bank and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of $1.5 billion, excluding intercompany liabilities, and no preferred equity.

Optional Redemption and Redemption Upon Special Events

We may, at our option, beginning with the interest payment date of June 1, 2021 and on any interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption, subject to prior approval of the Federal Reserve, to the extent that such approval is required. Any partial redemption will be made in any manner that the Trustee deems fair and appropriate. The Notes are not subject to repayment at the option of the holders. In addition, we may, at our option and subject to prior approval of the Federal Reserve, to the extent that such approval is required, redeem the Notes, in whole but not in part, prior to the stated maturity date, at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of redemption, in the event of:

(1)

a “Tax Event,” which is defined to mean the receipt by us of an opinion of independent tax counsel to the effect that (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation, (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, or (d) a threatened challenge asserted in writing in connection with an audit of our federal income tax returns or positions or a similar audit of any of our subsidiaries or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, in each case, occurring or becoming publicly known on or after the issue date of the Notes, resulting in more than an insubstantial risk that the interest payable on the Notes is not, or within 90 days of receipt of such opinion of tax counsel, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes;

(2)

a “Tier 2 Capital Event,” which is defined to mean the receipt by us of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company, or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the issue date of the Notes, the Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then- equivalent if we were subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to us; or

(3)	a “1940 Act Event,” which is defined to mean our becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

Our election to redeem any Notes upon the occurrence of any of the enumerated events above will be provided to the trustee in the form of an Officer’s Certificate at least 45 days prior to the redemption date, or such shorter notice as may be acceptable to the trustee. In case of any such election, notice of redemption must be provided to the holders of the Notes not less than 30 nor more than 60 days prior to the redemption date.

Notwithstanding the foregoing, interest payable on any interest payment date on or before any redemption of the Notes will be paid to each holder in whose name a note is registered as described above in “—Interest Rate and Interest Payment Dates.”

The Notes Intended to Qualify as Tier 2 Capital

The Notes are intended to qualify as Tier 2 capital under the capital rules established by the Federal Reserve for bank holding companies that became effective January 1, 2014 and the guidelines of the Federal Reserve for bank holding companies under the Basel III framework that became effective on January 1, 2015. The rules set forth specific criteria for instruments to qualify as Tier 2 capital. Among other things, the Notes must:

•	be unsecured;

•	have a minimum original maturity of at least five years;

•	be subordinated to depositors and general creditors, which, in our case, will be to the holders of our senior indebtedness;

•

not contain provisions permitting the holders of the Notes to accelerate payment of principal prior to maturity except in the event of dissolution, winding-up, liquidation or reorganization or similar proceeding of the institution;

•

not contain provisions permitting the institution to redeem or repurchase the Notes prior to the date that is five years after issuance, except upon the occurrence of certain special events, but in each case, only with the prior approval of the Federal Reserve; and

•

unless the Federal Reserve authorizes us to do otherwise in writing, not be redeemed unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve that following redemption, we will continue to hold capital commensurate with our risk.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•

we are the surviving corporation or the successor person (if other than the Company) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the Notes and under the indenture;

•

immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Events of Default; Limitation on Suits

Under the indenture, an event of default will occur with respect to the Notes upon the occurrence of any of the following:

(1)	the failure to pay any installment of interest on any security of such series when and as the same shall become payable, which failure shall have continued unremedied for a period of 30 days;

(2)

 the failure to pay the principal of (and premium, if any, on) any security of such series, when and as the same shall become payable, whether at maturity as therein expressed, by call for redemption (otherwise than pursuant to a sinking fund), by declaration as authorized by the indenture or otherwise;

(3)	the failure to pay a sinking fund installment, if any, when and as the same shall become payable by the terms of a security of such series, which failure remains unremedied for a period of 30 days;

(4)

we pursuant to or within the meaning of any bankruptcy law: (i) commence a voluntary case, (ii) consent to the entry of an order for relief against us in an involuntary case, (iii) consent to the appointment of a custodian of us or for all or substantially all of our property, (iv) make a general assignment for the benefit of our creditors, or (v) generally are unable to pay our debts as the same become due; or

(5)

a court of competent jurisdiction enters an order or decree under any bankruptcy law that: (i) is for relief against us in an involuntary case, (ii) appoints a custodian of us or for all or substantially all of our property or (iii) orders the winding up or liquidation of us, and the order or decree remains unstayed and in effect for 90 days.

The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other Indebtedness outstanding from time to time.

Neither the trustee nor the holders of the Notes will have the right to accelerate the maturity of the Notes unless there is an event of default under clause (4) or (5) above (an “insolvency event of default”). Nevertheless, during the continuation of any other event of default under the Notes, the trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of Notes to regularly scheduled payments under the Notes, as well as the performance of any covenant or agreement in the indenture. Any such rights to receive payment of such amounts under the Notes remain subject to the subordination provisions of the Notes as discussed above under “—Subordination of the Notes.” In the case of an insolvency event of default, the principal of and accrued and unpaid interest, if any, on the Notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the Notes. Any payment by us on the Notes following any such acceleration will be subject to the subordination provisions described above under “—Subordination of the Notes.”

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding Notes, unless the trustee receives security indemnity satisfactory to it against any cost, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes.

Modification and Waiver

We and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding Notes. We may not make any modification or amendment without the consent of the holder of each note then outstanding if that amendment will:

•	reduce the amount of Notes whose holders must consent to an amendment or waiver;

•	reduce the rate of (or change the calculation of the rate) or extend the time for payment of interest (including default interest) on the Notes;

•	change any of the redemption or repurchase terms and conditions applicable to the Notes;

•	reduce the principal or change the stated maturity of the Notes;

•	waive any event of default or event which, after notice or lapse of time, or both, would become an event of default, in respect of the payment of the principal of or interest on the Notes;

•	make the principal of or interest on the Notes payable in currency other than United States dollars; or

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of Notes to receive payment of the principal of and interest on the Notes and to institute suit for the enforcement of any such payment and to waivers or amendments.

Except for certain specified provisions, the holders of at least a majority in principal amount of the Notes may on behalf of the holders of all Notes waive our compliance with provisions of the indenture or the Notes. The holders of a majority in principal amount of the Notes may on behalf of the holders of all the Notes waive any past default under the indenture with respect to the Notes and its consequences, except a default in the payment of the principal of or any interest on any note or in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of note affected.

In addition, we and the trustee may modify and amend the indenture without the consent of any holders of Notes:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with the covenant under “—Consolidation, Merger and Sale of Assets” in this prospectus supplement;

•	to provide for uncertificated Notes in addition to or in place of certificated Notes;

•	to make any change that does not adversely affect the rights of any holder of Notes;

•	to provide for the issuance of and establish the form and terms and conditions of the Notes;

•

to evidence and provide for the acceptance of appointment by a successor trustee with respect to the Notes and to add or change any provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended; and

•	to conform the indenture or the terms of Notes to any terms set forth in this prospectus supplement or the accompanying prospectus.

Clearance and Settlement

DTC, in this capacity, will act as securities depositary for the Notes. The Notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. A fully registered global note, representing the total aggregate principal amount of the Notes issued and sold, will be executed and deposited with DTC and will bear a legend disclosing the restrictions on exchanges and registration of transfer referred to below.

DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve Board System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions in deposited securities, such as transfers and pledges, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC is a wholly owned subsidiary of the Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of its direct participants and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc.

Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, and banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct or indirect participants in DTC, who will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments made with respect to the Notes, as such payments will be forwarded by the paying agent for the Notes to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the Notes entitled to the benefits of the indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership of those securities. DTC does not have, and is not anticipated to have, any knowledge of the actual beneficial owners of the Notes, as DTC’s records reflect only the identity of the direct participants to whose accounts the Notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the Company or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the Notes are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificated Notes to be exchanged for beneficial interests in the global Notes will be authenticated and delivered to or at the direction of DTC.

All payments of principal of, and interest on, the Notes represented by the global note and all transfers and deliveries of such global note will be made to DTC or its nominee, as the case may be, as the registered holder of the global note. DTC’s practice is to credit its direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or its agent, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners of the Notes will be governed by standing instructions and customary practices of those participants, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depositary, the Company, the trustee or any of their respective agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of principal of, or interest on, the Notes to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) will be the responsibility of the Company or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners of the Notes will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global note will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee or through organizations that are participants or indirect participants in such system. The depositaries, in turn, will hold interests in the Notes in customers’ securities accounts in the depositaries’ name on the books of DTC. Ownership of beneficial interests in the global note will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in the global note may be subject to various policies and procedures adopted by DTC from time to time. None of the Company, the trustee or any agent for any of them will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in the global note, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of the Notes to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the Notes.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the indenture only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but neither we nor the underwriters assume any responsibility for the accuracy or completeness thereof.

Regarding the Indenture Trustee

The Bank of New York Mellon Trust Company, N.A. will act as trustee for the Notes under the indenture. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business.

The trustee is permitted to engage in certain other transactions. However, if the trustee, acquires any conflicting interest, and there is a default with respect to the Notes, the trustee must eliminate the conflict or resign. In that event, we would be required to appoint a successor trustee.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material United States federal income tax consequences of the acquisition, ownership and disposition of the Notes by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) but does not purport to be a complete analysis of all the potential tax considerations. This summary is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (the “U.S. Treasury Regulations”) and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is limited to the tax consequences with respect to Notes that were purchased by an initial holder at their original issue price for cash and that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the tax consequences to subsequent purchasers of the Notes. This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders (including, for example, financial institutions, broker-dealers, traders in securities that elect mark-to-market treatment, insurance companies, partnerships or other pass-through entities, United States expatriates, tax-exempt organizations, U.S. Holders that have a functional currency other than the United States dollar, or persons who hold Notes as part of a straddle, hedge, conversion or other integrated financial transaction). In addition, this summary does not address United States federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought, and will not seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR HOLDERS RELATING TO OWNERSHIP AND DISPOSITION OF THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

For purposes of the following summary, a “U.S. Holder” is a beneficial owner of Notes that is, for United States federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of its substantial decisions or if a valid election to be treated as a United States person is in effect with respect to such trust. A “Non-U.S. Holder” is a beneficial owner of Notes that is neither a U.S. Holder nor a partnership (or other pass-through entity) for United States federal income tax purposes. If an entity or an arrangement treated as a partnership for United States federal income tax purposes holds Notes, then the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding Notes, you should consult your tax advisor to determine the tax consequences of acquiring, owning and disposing of the Notes.

United States Federal Income Taxation of U.S. Holders

Payments or Accruals of Stated Interest. Stated interest on a Note will be taxable to a U.S. Holder as ordinary income at the time at which such interest is received or accrued, depending on the holder’s regular method of accounting for United States federal income tax purposes. Certain U.S. Holders may also be subject to a tax on “net investment income.” Please see the discussion under “—Medicare Tax” below for additional information on the potential application of this tax. It is anticipated, and this discussion assumes, that the issue price of the Notes will be equal to the stated principal amount or, if the issue price is less than the stated principal amount, that the difference will be a de minimis amount (as set forth in the applicable U.S. Treasury Regulations). If, however, the issue price of a Note is less than the stated principal amount and the difference is more than a de minimis amount (as set forth in the applicable U.S. Treasury Regulations), then a U.S. Holder will be required to include the difference in income as original issue discount as it accrues, regardless of its regular method of tax accounting, in accordance with a constant yield method. The rules regarding original issue discount are complex, and U.S. Holders should consult their own tax advisors regarding their application to an investment in the Notes.

Disposition of the Notes. Upon the redemption, sale, exchange or other taxable disposition of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (i) the sum of all cash plus the fair market value of all other property received on such disposition (except to the extent that such cash or other property is attributable to accrued but unpaid interest, which will be treated as interest, as described above) and (ii) such holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to such holder. Any gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the Note is more than one year. Long-term capital gain recognized by a non-corporate U.S. Holder (such as an individual) generally is subject to tax at a lower rate than short-term capital gain or ordinary income. The deductibility of capital losses is subject to significant limitations. Certain U.S. Holders may also be subject to a tax on “net investment income.” Please see the discussion under “—Medicare Tax” below for additional information on the potential application of this tax.

Backup Withholding and Information Reporting. For each calendar year in which the Notes are outstanding, we generally are required to provide the IRS with certain information, including the beneficial owner’s name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including corporations and tax-exempt organizations, provided that they establish their entitlement to an exemption.

In the event that a U.S. Holder subject to the reporting requirements described above fails to provide its correct taxpayer identification number on an IRS Form W-9 or an approved substitute, or if we receive a notice of underreporting of the U.S. Holder’s tax liability, then we, our agent or paying agents, or a broker may be required to “backup” withhold a tax at the current rate of 28% of each payment on the Notes and on the proceeds from a sale of the Notes. The backup withholding obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including corporations and tax-exempt organizations, provided that they establish their entitlement to an exemption.

Backup withholding is not an additional tax and may be refunded or credited against the U.S. Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

U.S. Holders should consult their own tax advisors regarding their qualifications for an exemption from backup withholding and the procedure for establishing such an exemption, if applicable.

Medicare Tax. A Medicare contribution tax of 3.8% (the “Medicare Tax”) will be imposed on the “net investment income” of certain U.S. citizens and resident aliens and on the undistributed “net investment income” of certain trusts and estates. Among other items, “net investment income” generally includes gross income from interest and net gain from the disposition of certain property, less certain related deductions. For individuals, the tax will be 3.8% of the lesser of the individual’s “net investment income” or the excess of the individual’s modified adjusted gross income over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual.

Prospective purchasers should consult their own independent tax advisor regarding the possible implications of the Medicare Tax on their particular circumstances.

United States Federal Income Taxation of Non-U.S. Holders

Payment of Interest. Subject to the discussion of backup withholding below, payments of interest on the Notes to a Non-U.S. Holder will not be subject to United States federal withholding tax under the “portfolio interest exemption,” provided that:

•	such payments are not effectively connected with the conduct of a United States trade or business;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation that, for United States federal income tax purposes, is related (within the meaning of Section 864(d)(4) of the Code) to us;

•	the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

•

either (a) the beneficial owner of the Notes certifies on IRS Form W-8BEN or Form W-8BEN-E, as applicable (or a suitable substitute form or successor form), under penalties of perjury, that it is not a “United States person” (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the Notes on behalf of the beneficial owner certifies to the applicable withholding agent as provided in the applicable U.S. Treasury Regulations, under penalties of perjury, that such a certification has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes such withholding agent with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest exemption,” then payments of interest made to such Non-U.S. Holder will be subject to a 30% United States federal withholding tax unless the beneficial owner of the Note provides a properly executed:

•	IRS Form W-8BEN or Form W-8BEN-E, as applicable (or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding tax under an applicable income tax treaty; or

•

IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with a United States trade or business of the beneficial owner (in which case such interest will be subject to regular graduated United States federal income tax rates as described below).

Please consult your tax advisor about the specific methods for satisfying these requirements. A claim for an exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If interest on the Note is effectively connected with a United States trade or business of the beneficial owner (and if required by an applicable income tax treaty, attributable to a United States permanent establishment or fixed base), then the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the relevant certification requirements described above are satisfied), will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, then it may, under certain circumstances, be subject to a branch profits tax equal to 30% (unless reduced by an applicable income tax treaty) in respect of such interest.

Disposition of the Notes. No withholding of United States federal income tax will generally be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange, redemption or other taxable disposition of a Note (except as described above under “—United States Federal Income Taxation of Non-U.S. Holders—Payment of Interest”).

Except with respect to accrued and unpaid interest, a Non-U.S. Holder will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of a Note unless the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or such gain is effectively connected with a United States trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base). Accrued and unpaid interest realized on a sale, exchange or other disposition of a Note generally will not be subject to United States federal income tax, provided that the Non-U.S. Holder satisfies the requirements of the “portfolio interest exemption” as discussed under “—United States Federal Income Taxation of Non-U.S. Holders—Payment of Interest.”

Backup Withholding and Information Reporting. United States backup withholding tax will not apply to payments of interest on a Note or proceeds from the sale or other disposition of a Note payable to a Non-U.S. Holder if the certification described in “—United States Federal Income Taxation of Non-U.S. Holders—Payment of Interest” is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption. Certain information reporting may still apply to interest payments even if an exemption from backup withholding is established. Copies of any information returns reporting interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s United States federal income tax liability, provided that the requisite procedures are followed.

Non-U.S. Holders should consult their own tax advisors regarding their particular circumstances and the availability of and procedure for establishing an exemption from backup withholding.

FATCA

Under Sections 1471 through 1474 of the Code, the final U.S. Treasury Regulations promulgated thereunder, and IRS administrative guidance (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”), a 30% United States withholding tax is generally imposed on U.S.-source interest payments, and, beginning in 2019, on the gross proceeds from the sale or other disposition of interest-bearing obligations, for payments made to certain foreign entities, unless such foreign entity agrees to verify, report and disclose information with respect to its U.S. accountholders or substantial U.S. owners and meets certain other specified requirements (including the requirements of any applicable intergovernmental agreement).

Prospective investors are encouraged to consult their tax advisors regarding the implications of FATCA on their investment in the Notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Notes by (a) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, (c) entities whose underlying assets are considered to include “plan assets” of any employee benefit plan, plan, account or arrangement described in preceding clause (a) or (b), or (d) any governmental plan, church plan, non-U.S. plan or other investor whose purchase or holding of the Notes would be subject to provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or Section 4975 of the Code (being referred to collectively as “Similar Laws”) (each entity described in preceding clause (a), (b), (c) or (d), a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA plan.

We note that, on April 8, 2016, the U.S. Department of Labor published a comprehensive package of guidance that substantially expands the definition of who is a “fiduciary” under ERISA as a result of giving investment advice to a plan or its participants or beneficiaries. The final guidance is effective sixty days after its publication but is not applicable until April 10, 2017 (and certain portions of it are phased in and applicable at later dates). A purchaser should consider the impact and timing of these new rules governing fiduciaries in deciding whether to make an investment in the Notes.

In considering an investment in the Notes, a Plan fiduciary should also determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties with respect to the Plan including, without limitation, the prudence, diversification and prohibited transaction provisions of ERISA, the Code or corresponding provisions under Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition or holding of Notes by a Plan with respect to which we or an underwriter are considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued certain prohibited transaction class exemptions (“PTCEs”) that may be available to a Plan purchasing the Notes. These class exemptions include, without limitation, PTCE 84-14, relating to transactions determined by independent qualified professional asset managers, PTCE 90-1, relating to investments by insurance company pooled separate accounts, PTCE 91-38, relating to investments by bank collective investment funds, PTCE 95-60, relating to investments by life insurance company general accounts and PTCE 96-23, relating to transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and holding of the Notes, provided that no party in interest, disqualified person or any of their affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction, and, provided further, that the ERISA Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). These exemptions do not, however, provide relief from the provisions of ERISA and the Code that prohibit self-dealing and conflicts of interest by plan fiduciaries.

Governmental plans, non-U.S. plans and certain church plans, while not subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to Similar Laws that may affect their investment in the Notes. Any fiduciary of such a governmental, non-U.S. or church plan considering an investment in the Notes should consult with its counsel before purchasing Notes to consider the applicable fiduciary standards and to determine the need for, and, if necessary, the availability of, any exemptive relief under such Similar Laws.

Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” (within the meaning of ERISA and the applicable regulations) of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

Representation

By acceptance of a Note (or any interest therein), each purchaser and subsequent transferee of a Note will be deemed to have represented and warranted that, on each day on which such person holds the Note, either (i) it is not a Plan, and no portion of the assets used by such purchaser or transferee to acquire and hold the Notes constitutes assets of any Plan or (ii) the purchase and holding of the Notes by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed on persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes. Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any Notes to a Plan is in no respect a representation by us or any of our affiliates or representatives that such investment meets all relevant legal requirements with respect to investments by any such Plan generally or any particular Plan, or that such investment is appropriate for such Plans generally or any particular Plan.

It is intended that the Notes be treated as debt for purposes of the Code. Accordingly, it appears that, at the time of issuance, the Notes should be treated as debt without substantial equity features for purposes of ERISA.

UNDERWRITING

We have entered into an underwriting agreement, dated May        , 2016 (the “underwriting agreement”) with the underwriters named below, for whom Keefe, Bruyette & Woods, Inc., a Stifel Company, is acting as representative (the “representative”), with respect to the Notes. The underwriting agreement provides that the obligations of the underwriters to purchase the Notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the Notes if any of the Notes are purchased.

Notes sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. If all of the Notes are not sold at the public offering price, then the underwriters may change the offering price and the other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Discounts, Commissions and Expenses

The following table shows the per-Note and total underwriting discounts and commissions that we will pay the underwriters:

Per Note		%
Total	$

In addition, we estimate that our total expenses for this offering, excluding underwriting discounts and commissions, will be approximately $        .

Indemnification

We have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

No Public Trading Market

There is currently no public trading market for the Notes. In addition, we have not applied and do not intend to apply to list the Notes on any national securities exchange or to have the Notes quoted on an automated dealer quotation system. The underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and may discontinue any market-making in the Notes at any time in their sole discretion and without prior notice. Therefore, we cannot assure you that a liquid trading market for the Notes will develop or continue, that you will be able to sell your Notes at a particular time, or that the price that you receive when you sell will be favorable.

Stabilization

In connection with this offering of the Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to another underwriter a portion of the underwriting discount received by it because a representative has repurchased Notes sold by or for the account of such underwriter in stabilizing or syndicate covering transactions. Stabilizing transactions and syndicate covering transactions, and together with the imposition of a penalty bid, may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or by their respective affiliates.

Other than the prospectus supplement and the accompanying prospectus in electronic format, information on such websites and any information contained in any other website maintained by the underwriters or by any of their respective affiliates is not part of this prospectus supplement or our registration statement of which the related prospectus forms a part, has not been approved or endorsed by us or the underwriters in their capacity as underwriters and should not be relied on by investors.

Our Relationships with the Underwriters

The underwriters and their respective affiliates have engaged, and may in the future engage, in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade indebtedness and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Matters

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Notes offered by this prospectus supplement in any jurisdiction in which action for that purpose is required. The Notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. We and the underwriters require that the persons into whose possession this prospectus supplement comes inform themselves about, and observe any restrictions relating to, the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Certain legal matters in connection with the Notes offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by our counsel, Maynard, Cooper & Gale, P.C., Birmingham, Alabama. Members of Maynard, Cooper & Gale, P.C. own shares of the Company’s common stock representing on an aggregate basis approximately 1% of the total number of shares of the Company’s common stock outstanding.

Certain legal matters relating to this offering will be passed upon for the underwriters by Covington & Burling LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of National Commerce Corporation as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, have been incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon the report of Porter Keadle Moore, LLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of reporting companies. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for additional information on the public reference room. Our SEC filings are also available to the public on the SEC’s web site at www.sec.gov or by following the “Learn More – Investor Relations” link on our website at https://www.nationalbankofcommerce.com and proceeding to the “SEC Filings” heading. However, other than our available SEC filings, the information on, or accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus. Written requests for copies of the documents that we file with the SEC should be directed to National Commerce Corporation, 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209, Attention: Corporate Secretary, telephone: (205) 313-8100.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus supplement and the accompanying prospectus do not contain all of the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-3 that may be obtained as described above. Statements in this prospectus supplement or the accompanying prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the contract or other document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual contract or other document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with it into this prospectus supplement and the accompanying prospectus, which means that we may disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the following documents and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering (other than information “furnished” rather than “filed” and information that is modified or superseded by subsequently filed documents prior to the termination of this offering):

●	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 11, 2016;

●	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed with the SEC on May 6, 2016; and

●	Our Current Reports on Form 8-K filed with the SEC on January 28, 2016 and March 25, 2016.

Additionally, we incorporate by reference the description of our common stock, par value $0.01 per share, included under the caption “Description of Capital Stock” in the prospectus forming a part of the Registration Statement on Form S-1, originally filed with the SEC on January 5, 2015 (Registration No. 333-201371), including exhibits, and as subsequently amended from time to time.

Any statement contained in this prospectus supplement, the accompanying prospectus or in a document incorporated, or deemed to be incorporated, by reference in this prospectus supplement or the accompanying prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or in any subsequently filed document that also is, or is deemed to be, incorporated by reference in this prospectus supplement or the accompanying prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus supplement or the accompanying prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus and a copy of any or all other contracts or documents that are referred to in this prospectus supplement and the accompanying prospectus. Requests should be directed to:

National Commerce Corporation

Attention: Corporate Secretary

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

Telephone number: (205) 313-8100

PROSPECTUS

$100,000,000

National Commerce Corporation

Common Stock

Preferred Stock

Debt Securities

Warrants

Depositary Shares

Subscription Rights

Stock Purchase Contracts

Stock Purchase Units

Units

National Commerce Corporation (“we,” “us,” “our” or the “Company”) may offer from time to time to sell, in one or more series, and in any combination, the securities described in this prospectus.

This prospectus describes the general terms of these securities and the general manner in which we will offer them. Each time that we offer and sell securities using this prospectus, we will provide a supplement to this prospectus that contains specific information about the securities and their terms and the manner in which we will offer them for sale. The prospectus supplement also may add or update information contained in this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should carefully read this prospectus and any supplement to this prospectus, as well as any documents that we have incorporated into this prospectus by reference, before you invest in any of these securities. References herein to “prospectus supplement” are deemed to refer to any pricing supplement or free writing prospectus describing the specific pricing or other terms of the applicable offering that we prepare and distribute.

We may offer and sell these securities through underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. We will provide in the applicable prospectus supplement the names of any such underwriters, dealers or agents used in connection with the sale of any of these securities, as well as any fees, commissions or discounts we may pay to such underwriters, dealers or agents in connection with the sale of these securities.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “NCOM.” Any prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

These securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted.

Investing in our securities involves risks. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This date of this prospectus is May 9, 2016.

 i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with SEC using a “shelf” registration process. Under this shelf registration process, we may sell from time to time, in one or more offerings, on a continuous or delayed basis, any combination of the securities described in this prospectus up to a maximum aggregate offering amount of $100,000,000.

This prospectus provides you with a general description of the securities that we may offer. Each time that we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus (including the documents incorporated by reference) and the applicable prospectus supplement together with the additional information referred to under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or in any supplement to this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of its date only.

Any of the securities described in this prospectus and in a prospectus supplement may be convertible or exchangeable into, or exercisable for, other securities that are described in this prospectus or will be described in a prospectus supplement, and may be issued separately, together or as part of a unit consisting of two or more securities, which may or may not be separate from one another. The securities offered hereby may include new or hybrid securities developed in the future that combine features of any of the securities described in this prospectus.

The registration statement that contains this prospectus, including the exhibits to the registration statement, also provides additional information about us and the securities offered under this prospectus. You can find the registration statement at the SEC’s website or at the SEC’s public reference room described under the heading “Where You Can Find More Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate by reference in this prospectus contain, and future oral and written statements of the Company and its management may contain, forward-looking statements, within the meaning of such term in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based on beliefs, expectations and assumptions of the Company’s management and on information available to management at the time that the statements are made, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “bode,” “predict,” “suggest,” “project,” “appear,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” “likely” or other similar expressions. Additionally, all statements in this prospectus and the documents that we incorporate by reference in this prospectus, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. The factors that could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries are detailed in the “Risk Factors” section included under Item 1A of Part I of our most recent Annual Report on Form 10-K and in the “Risk Factors” sections of this prospectus and the applicable prospectus supplement. In addition, there are other factors that may impact any public company, including ours, which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries.

These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.

OUR COMPANY

We are a Delaware corporation and a financial holding company headquartered in Birmingham, Alabama. Through our wholly owned banking subsidiary, National Bank of Commerce (the “Bank”), we provide a broad array of banking and other financial services to businesses, business owners, and professionals. In Alabama, we operate seven full-service banking offices, located in Birmingham, Huntsville, Auburn-Opelika, and Baldwin County. In Florida, we operate ten full-service banking offices under three trade names, including National Bank of Commerce (Vero Beach), “United Legacy Bank, a division of National Bank of Commerce” (Longwood, Winter Park, Orlando and Oviedo), and “Reunion Bank of Florida, a division of National Bank of Commerce” (Tavares, Ormond Beach, Port Orange and St. Augustine Beach). We also operate a loan production office in Atlanta, Georgia.

We engage in the business of factoring commercial receivables through the Bank’s ownership of a 70% equity interest in CBI Holding Company, LLC (“CBI”). CBI owns Corporate Billing, LLC (“Corporate Billing”), a transaction-based finance company headquartered in Decatur, Alabama, that provides factoring, invoicing, collection, and accounts receivable management services to transportation companies and automotive parts and service providers throughout the United States and parts of Canada.

In November 2015, we formed National Commerce Risk Management, Inc., a captive insurance company and wholly owned subsidiary of the Company that insures the Company and our subsidiaries against certain risks arising from our operations and to pool resources with similar insurance company subsidiaries of other financial institutions in order to spread a limited amount of risk among themselves.

As of December 31, 2015, we had total assets of $1.8 billion, total loans of $1.3 billion, total deposits of $1.5 billion, and total shareholders’ equity of $216.6 million.

Our principal executive office is located at 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209 and our telephone number is (205) 313-8100.

Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

RISK FACTORS

An investment in our securities involves certain risks. Before making an investment decision, you should carefully read and consider the discussion of the risks and uncertainties under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2016, which is incorporated by reference in this prospectus, and under similar headings in our subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in any applicable prospectus supplement and in the other documents incorporated by reference in this prospectus. See the section entitled “Where You Can Find More Information” in this prospectus. You should note, however, that our business, financial condition, results of operations and prospects may have changed since the respective dates of incorporated documents. The risks and uncertainties that we have described are not the only ones facing the Company. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business and results of operations.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we will use the net proceeds that we receive from the sale of the securities offered hereby for general corporate purposes, which may include, among other things, investments in or advances to our subsidiaries, working capital, capital expenditures, stock repurchases, debt repayment or the financing of possible acquisitions. The prospectus supplement relating to a particular offering of securities by us will identify the particular use of proceeds for that offering. Until we use the net proceeds from an offering, we may place the net proceeds in temporary investments or hold the net proceeds in deposit accounts at a banking subsidiary of the Company.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratio of earnings to fixed charges for each of the periods indicated.

	Year Ended December 31,
	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges: (unaudited)
Excluding interest on deposits	35.12x	20.37x	13.36x	5.02x	1.90x
Including interest on deposits	4.14x	3.98x	3.42x	1.95x	1.20x

For purposes of computing these ratios, “earnings” represent consolidated income from continuing operations before income taxes and minority interest, plus fixed charges. “Fixed charges” represent interest expense, including interest credited on deposit products where indicated, amortization of bond issue costs and that portion of rental expense deemed representative of the interest factor.

A ratio of earnings to combined fixed charges and preferred stock dividends is not presented, as the results do not differ from the ratio of earnings to fixed charges presented above.

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of the common stock, preferred stock, debt securities, warrants, depositary shares, subscription rights, stock purchase contracts, stock purchase units and units that we may offer and sell from time to time. When one or more of these securities are offered in the future, a prospectus supplement will explain the particular terms of the securities and the extent to which these general provisions may apply. These summary descriptions and any summary descriptions in the applicable prospectus supplement do not purport to be complete descriptions of the terms and conditions of each security and are qualified in their entirety by reference to our Certificate of Incorporation, as amended (our “Certificate of Incorporation”), our Bylaws, as the same may be amended from time to time (our “Bylaws”), the Delaware General Corporation Law (the “DGCL”) and any other documents referenced in such summary descriptions and from which such summary descriptions are derived. If any particular terms of a security described in the applicable prospectus supplement differ from any of the terms described in this prospectus, then the terms described in this prospectus will be deemed superseded by the terms set forth in that prospectus supplement.

We may issue securities in book-entry form through one or more depositaries, such as The Depository Trust Company, Euroclear or Clearstream, named in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the applicable depositary, unless otherwise stated. We will issue the securities in registered form, without coupons. If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms, limitations, voting powers and relative rights of our capital stock as contained in our Certificate of Incorporation, our Bylaws and the DGCL. This summary does not purport to be a complete description of the terms and conditions of our capital stock in all respects and is subject to and qualified in its entirety by reference to our Certificate of Incorporation, our Bylaws, the DGCL and any other documents referenced in the summary descriptions and from which the summary descriptions are derived. Although we believe that this summary covers the material terms and provisions of our capital stock, it may not contain all of the information that is important to you.

Please note that, with respect to any shares held in book-entry form through the Depository Trust Company or any other share depositary, the depositary or its nominee will be the sole registered and legal owner of those shares, and references hereunder to any “stockholder” or “holder” of those shares means only the depositary or its nominee. Persons who hold beneficial interests in shares of our stock through a depositary will not be registered or legal owners of those shares and will not be recognized as such for any purpose. For example, only the depositary or its nominee will be entitled to vote the shares held through it, and any dividends or other distributions to be paid, and any notices to be given, in respect of those shares will be paid or given only to the depositary or its nominee. Owners of beneficial interests in those shares will have to look solely to the depositary with respect to any benefits of share ownership, and any rights that they may have with respect to those shares will be governed by the rules of the depositary, which are subject to change from time to time. We have no responsibility for those rules or their application to any interests held through the depositary.

General

Our authorized capital stock consists of common stock and preferred stock. We are currently authorized to issue 30,000,000 shares of common stock, $0.01 par value per share. As of April 11, 2016, we had 10,862,216 shares of common stock outstanding, and approximately 689 record holders (excluding any participants in any clearing agency and “street name” holders). In addition, we are authorized to issue 250,000 shares of preferred stock, $0.01 par value per share, of which no shares are currently outstanding. As of April 11, 2016, options to purchase 461,578 shares of our common stock were outstanding, 155,692 additional shares of our common stock were subject to outstanding performance awards, an additional 78,528 shares of our common stock were reserved for issuance in connection with equity incentive awards, and approximately 28,665 shares were potentially issuable in connection with compensation deferred by our directors, executive officers and certain key employees. Such underlying shares have been reserved for issuance. All outstanding shares of common stock are fully paid and non-assessable, and any shares of common stock to be issued in connection with an offering hereunder will be fully paid and non-assessable.

Voting Rights

Each owner of our common stock is entitled to one vote per share on any matter on which stockholders generally are entitled to vote, including the election of directors. Neither our Certificate of Incorporation nor our Bylaws provides for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors standing for election, and the holders of the remaining shares are not able to elect any directors. Our Certificate of Incorporation and Bylaws may be amended at any regular or special meeting of stockholders by the affirmative vote of a majority of the voting interest in the outstanding stock, unless applicable law requires otherwise. Our Bylaws provide that our board of directors may call a special meeting of stockholders at any time.

Dividends

Owners of our common stock will be entitled to dividends paid by us when and if declared by our board of directors from legally available funds, and subject to the rights of any outstanding class or series of preferred stock. The determination and declaration of dividends is entirely within the discretion of our board of directors, subject to certain limitations under state law and rules and limitations imposed by federal regulators. Holders of our common stock shall share equally on a per share basis in any such dividends or distributions.

Liquidation or Dissolution

In the event of our liquidation, dissolution, or winding up, the owners of our common stock shall be entitled to receive, in cash or in kind, assets that are remaining after payment or provision for payment of our debts and liabilities and any amounts owed to holders of our preferred stock. Owners of our common stock shall receive such assets ratably in proportion to the number of shares held by them.

Preemptive Rights

Owners of our common stock do not have any preemptive rights to subscribe for additional shares of common stock when we offer additional shares for sale. The rights, preferences, and privileges of holders of our common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Other

Our stockholders have no conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Director Nominations

Nominations for election to our board of directors may be made by our board of directors or by any stockholder of any outstanding class of our capital stock that is entitled to vote for election of directors. Nominations other than those made by or on behalf of the existing management must be made in writing and be delivered or mailed to our corporate secretary no less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting, subject to certain exceptions as set forth in our Bylaws. Such notification must contain certain information about both the nominator and the nominee, including, with respect to any nominee:

●	all information relating to the nominee that would be required to be disclosed in a proxy statement in accordance with Regulation 14A under the Exchange Act;

●	a notarized affidavit from the proposed nominee addressing the nominee’s willingness to serve, eligibility for election and consent to being named in the proxy statement as a nominee;

●	information concerning certain compensation and other monetary agreements between the nominator and the nominee, as well as their affiliated parties;

●	a description of any voting commitments and/or any other arrangements or obligations by which the proposed nominee would be bound as a director;

●

a completed questionnaire regarding such person, which may be obtained from our corporate secretary, relating to the stock exchange listing requirements for director independence that are applicable to us; and

●

any other information relating to such person that is required pursuant to any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of our common stock may be traded.

Our stockholders may also recommend director candidates for inclusion by our board of directors in the slate of nominees that the board recommends to our stockholders for election by following certain procedures set forth in our corporate governance guidelines.

Preferred Stock

We currently have no shares of preferred stock outstanding. Under our Certificate of Incorporation, our board of directors is authorized, without further action by our stockholders, to issue shares of preferred stock in one or more classes or series. The board may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change in control of us. The applicable prospectus supplement relating to an offering of preferred stock will specify the terms applicable to such series of preferred stock.

Amendment of Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and any provision therein may be amended, altered, changed or repealed in the manner prescribed by statute. Our Bylaws may be altered, amended or repealed by our board of directors, but our stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise.

Exclusive Forum

Our Certificate of Incorporation provides that our governing documents and internal affairs shall be governed by and interpreted under the laws of the State of Delaware, excluding its conflict of laws principles. The Certificate of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, a state court located within the State of Delaware (or, if no such court has jurisdiction, the Federal District Court for the District of Delaware) shall be the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim for a breach of fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us or any current or former director, officer or other employee arising pursuant to the DGCL or our Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. Our Certificate of Incorporation further provides that any person or entity purchasing or otherwise acquiring any interest in our capital stock shall be deemed to have notice of and to have consented to this provision.

Although we believe that the exclusive forum provision of our Certificate of Incorporation benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar exclusive forum provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our Certificate of Incorporation to be inapplicable or unenforceable in such action.

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except for (i) a breach of their duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL or (iv) any transaction from which the director derived any improper personal benefit.

Our Bylaws provide that we shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, our directors and officers against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred in connection with any action, suit or proceeding , whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of us or, while a director or officer, is or was serving at our request in any position or capacity for any other entity. Our Bylaws further provide for the advancement of expenses to directors and officers in defending any proceeding prior to its final disposition; provided that, to the extent required by law, an advancement of expenses will be made only upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that the director or officer is not entitled to indemnification for such expenses. Our Bylaws also permit our board of directors to provide for indemnification and advancement of expenses to our employees and agents to the extent and in the manner permitted by the DGCL.

Our Bylaws also provide that the indemnification rights set forth in the Bylaws are not exclusive of other indemnification rights to which an indemnified party may be entitled under any statute, rule of law, provision in our Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. In this regard, we have entered into an indemnification agreement with each of our directors and executive officers that provides a contractual right to indemnification and advancement of expenses. These indemnification agreements require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law and for certain liabilities incurred as a result of actions brought, or threatened to be brought, against such directors and executive officers in connection with their duties, subject to certain limitations. We are also required to advance expenses to our directors and executive officers upon request to the fullest extent permitted by Delaware law and subject to the same restrictions applicable to indemnification payments. The agreements also contain various covenants by us regarding the maintenance of directors’ and officers’ liability insurance.

Our Bylaws authorize us to purchase and maintain insurance on behalf of our directors, officers, employees and agents, and persons serving at our request in any position or capacity for any other entity, against any liability asserted against or incurred by him or her, or arising out of his or her status as such, whether or not we would have the power or obligation to indemnify such person against the liability.

We are not aware of any pending or threatened action, suit or proceeding involving any of our directors or officers for which indemnification from us may be sought.

Anti-Takeover Provisions

The DGCL, federal banking regulations and our Certificate of Incorporation and Bylaws contain a number of provisions that may delay, defer, prevent or render more difficult a change in control or an unsolicited acquisition proposal that our stockholders might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders. Even in the absence of an unsolicited acquisition proposal, these provisions may also adversely affect the prevailing market price for our common stock if they are viewed as limiting the liquidity of our common stock or discouraging takeover attempts in the future.

Federal Reserve Requirements. Under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), takeover attempts, business combinations and certain acquisitions of our stock may require the prior approval of, or notice to, the Federal Reserve. If a company seeks to (i) acquire, either acting alone or in concert with others, 25% or more of any class of our voting stock, (ii) acquire control of the election or appointment of a majority of the directors on the our board of directors or (iii) exercise a controlling influence over our management or policies, such company would be required to obtain the prior approval of the Federal Reserve. In addition, if any individual seeks to acquire, either acting alone or in concert with others, 25% or more of any class of our voting stock, the individual generally is required to provide 60 days’ prior notice to the Federal Reserve. An individual (and also a company not otherwise required to obtain Federal Reserve approval to control us) is presumed to control us, and therefore generally required to provide 60 days’ prior notice to the Federal Reserve, if the individual (or such company) acquires 10% or more of any class of our voting stock, although the individual (or such company) may seek to rebut the presumption of control based on the facts surrounding the acquisition.

Number of Directors. Our Bylaws provide that the number of directors will be fixed exclusively pursuant to a resolution adopted by our board of directors, provided that the board shall consist of not fewer than three nor more than 20 individuals. The board currently consists of 13 members. The inability of stockholders to directly determine the number of directors on the board may diminish the attractiveness of our stock to a potential purchaser.

Authorized but Unissued or Undesignated Capital Stock. Our authorized capital stock currently consists of 30,000,000 shares of common stock and 250,000 shares of preferred stock. A large quantity of authorized but unissued shares may deter potential takeover attempts because of the ability of our board of directors to authorize the issuance of some or all of these shares to a friendly party, or to the public, which would make it more difficult for a potential acquirer to obtain control of us. This possibility may encourage persons seeking to acquire control of us to negotiate first with the board. The authorized but unissued stock may be issued by the board in one or more transactions. In this regard, our Certificate of Incorporation grants the board broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the authority of the board as described above could decrease the amount of earnings and assets available for distribution to owners of our common stock, may adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of us. The preferred stock could also be used in connection with the issuance of a stockholder rights plan, sometimes referred to as a “poison pill.” The board is able to implement a stockholder rights plan without further action by stockholders. Our board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

Action by Written Consent. Our Certificate of Incorporation provides that stockholder action can be taken only at an annual meeting or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Furthermore, our Bylaws provide that special meetings of stockholders may be called only by our board of directors or the chairman thereof and prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. However, holders of our preferred stock may take action by written consent to the extent, if any, provided in the terms of the class or series of their respective shares. The limitation on the ability of owners of our common stock to call a special meeting and to take action without a meeting, as well as the discrepancy between the rights of common stock and preferred stock with respect to action by written consent, may diminish the relative value of our common stock.

Advance Notice Procedures. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not earlier than the close of business 150 days prior, and not later than the close of business 120 days before, the first anniversary date of the immediately preceding annual meeting of stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. Under our Bylaws, our board of directors may adopt by resolution the rules and regulations for the conduct of meetings. Except to the extent inconsistent with such rules and regulations adopted by the board, the person presiding over the meeting of stockholders shall have the right to adopt rules and regulations for the conduct of such meeting, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect such potential acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Removal and Replacement of Directors. Our Bylaws provide that, unless otherwise required by law or our Certificate of Incorporation, any newly created directorship resulting from an increase in the authorized number of directors or any vacancy in our board of directors resulting from any cause may be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum (and not by stockholders), unless all of the directors have been removed. This provision limiting the ability of stockholders to replace directors in situations other than the annual election of directors could make it more difficult for existing stockholders or another party to effect a change in our management or governance.

Business Combinations with Interested Stockholders. Section 203 of the DGCL, which regulates corporate takeovers, provides that corporations may not engage in certain “business combinations” with any “interested stockholder” for a period of three years following the date on which the stockholder became an interested stockholder, unless certain requirements are satisfied or the corporation’s certificate of incorporation or bylaws contains an express election not to be governed by Section 203. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding shares entitled to vote generally in the election of directors or any entity or person affiliated with or controlling or controlled by any of these entities or persons and who beneficially owned 15% or more of our outstanding shares entitled to vote generally in the election of directors at any time within the three-year period immediately prior to the date of determination.

Neither our Certificate of Incorporation nor our Bylaws contains an express election not to be governed by Section 203. Under certain circumstances, the absence of this election will make it more difficult for a person who would be an interested stockholder to effect various business combinations with us for a three-year period, because such person’s ability to do so will depend on the existence of one or more of the circumstances listed in the statute, rather than a provision in our governing documents. In addition, entities interested in acquiring us may be incentivized to negotiate in advance with our board of directors, because the statute allows a potential acquirer to bypass stockholder approval if the board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

The foregoing provisions (or the absence thereof, as the case may be) may have the effect of deterring hostile takeovers or delaying or preventing changes in our management or control of us, such as mergers, reorganizations or tender offers. In general, our Certificate of Incorporation and Bylaws are structured in a way that enhances the likelihood of continued stability in the composition of our board of directors and its policies and discourages certain types of transactions that may involve an actual or threatened acquisition by another party. The provisions of our Certificate of Incorporation and Bylaws tend to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, may also inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts.

Transfer Agent and Registrar

Broadridge Corporate Issuer Solutions, Inc. is the transfer agent and registrar for our common stock. The transfer agent’s address is 51 Mercedes Way, Edgewood, New York 11717.

Listing and Trading Market for Common Stock

Our common stock is listed on the Nasdaq Global Select Market under the symbol “NCOM.”

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities sets forth certain general terms that may apply to the debt securities that we may offer under this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called an indenture, with the specific terms and conditions relating to a particular series of debt securities set forth in a supplemental indenture or a board resolution and an officer’s certificate. The indenture is a contract between us and The Bank of New York Mellon Trust Company, N.A., as the initial trustee (referred to herein as the “indenture trustee”). The form of indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and may be supplemented or amended from time to time.

The indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. We will describe the specific terms of a series of debt securities and the extent, if any, to which the specific terms of the debt securities modify the terms of the indenture in the prospectus supplement relating to the debt securities.

This summary is subject to, and qualified in its entirety by reference to, the indenture, which contains the full legal text of the matters described in this section, and the description of the specific terms of the debt securities in the applicable prospectus supplement. The following summary is not complete. You should read all of the provisions of the indenture, including the definitions of certain terms.

Since we are a holding company, our right, and accordingly, the right of our creditors and stockholders, including the holders of the securities offered by this prospectus and any prospectus supplement, to participate in any distribution of assets of any of our subsidiaries upon that subsidiary’s liquidation, reorganization or similar proceeding is subject to the prior claims of creditors of that subsidiary, except to the extent that our claims as a creditor of the subsidiary may be recognized.

Terms of the Securities

The debt securities will not be secured by any of our assets. Neither the indenture nor the debt securities will limit or otherwise restrict the amounts of other indebtedness that we may incur, or the amount of other securities that we may issue. The indenture does not limit the principal amount of any particular series of debt securities. The subordinated debt securities will be subordinated as described below under the heading “Subordination.”

Each prospectus supplement will specify the particular terms of the debt securities offered, including the following, as may be applicable:

●	the title and series of the debt securities;

●	the principal amount being offered and, if a series, the total amount authorized and the total amount outstanding;

●	any limit on the aggregate principal amount of the debt securities;

●	the priority of payments on the debt securities;

●	the issue price or prices (which may be expressed as a percentage of the aggregate principal amount) of the debt securities;

●

the dates on which or periods during which the debt securities may be issued, and the dates on, or the range of dates within, which the principal of and premium, if any, on the debt securities are or may be payable or the method by which such date or dates will be determined or extended;

●

the interest rate or rates of the debt securities, or the method of determining those rates, whether such interest will be payable in cash or additional debt securities of the same series or will accrue and increase the aggregate principal amount outstanding of such series, the date or dates from which such interest will accrue, or the method by which such date or dates will be determined;

●

the interest payment dates, the record dates for the determination of holders to whom interest is payable on such interest payment dates or the method by which such date or dates will be determined, the right, if any, to extend or defer interest payments and the duration of such extension or deferral;

●	if the amount of payment of principal of, premium, if any, or interest on the debt securities may be determined with reference to an index, formula or other method;

●	if other than the entire principal amount, the portion of the principal amount of the debt securities that will be payable if the maturity date of the debt securities is accelerated;

●

any event of default applicable to the debt securities and any change in the right of the indenture trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable pursuant to the indenture;

●	any covenants included for the benefit of the holders of the debt securities;

●	provisions, if any, restricting the declaration of dividends or requiring the maintenance of any asset ratio or the creation or maintenance of reserves;

●	provisions relating to modification of the terms of the debt securities or the rights of holders of the debt securities;

●	provisions, if any, granting special rights to holders upon the occurrence of specified events;

●	provisions, if any, restricting the incurrence of additional debt or the issuance of additional securities;

●	restrictions, if any, on transfer, sale or other assignment of the debt securities;

●

whether the debt securities are to be issued in whole or in part in global form and, in such case, the depositary and the terms and conditions, if any, upon which interests in such global debt securities may be exchanged in whole or in part for the individual securities represented thereby in definitive form registered in the name or names of persons other than such depositary or a nominee or nominees thereof;

●	the form of the debt securities;

●	whether the debt securities are subject to subordination and the terms of such subordination;

●

any terms relating to the conversion or exchange of the debt securities into any securities or property of any person (including us), including, without limitation, the time and place at which such debt securities may be converted or exchanged, the conversion or exchange price and any adjustments to the conversion or exchange price and any other provisions that may be applicable;

●

the guarantors, if any, of the debt securities, and the extent of the guarantees (including provisions relating to seniority, subordination, and the release of the guarantors), if any, and any additions or changes to permit or facilitate guarantees of such debt securities;

●	any sinking fund or similar provisions applicable to the debt securities;

●	any mandatory or optional redemption, repurchase or repayment provisions applicable to the debt securities;

●	if other than denominations of $2,000 or any integral multiple of $1,000 thereof, the denomination or denominations in which the debt securities are authorized to be issued;

●	whether any of the debt securities will be issued as “original issue discount” securities;

●	the place of payment on the debt securities;

●	each office or agency where the debt securities may be presented for registration of transfer, exchange or conversion;

●	the method of determining the amount of any payments on the securities which are linked to an index or determined by a formula;

●	if other than U.S. Dollars, the foreign currency in which the debt securities shall be denominated or in which payment of the principal of, premium, if any, or interest on the debt securities shall be payable and any other terms concerning such payment;

●

if the principal of, premium, if any, or interest on the debt securities of the series are to be payable, at the election of the Company or a holder thereof, in a currency other than that in which the debt securities are denominated or stated to be payable without such election, the period or periods within which, and the terms and conditions upon which, such election may be made and the time and the manner of determining the exchange rate between the currency in which the debt securities are denominated or payable without such election and the currency in which the debt securities are to be paid if such election is made;

●

the nature of any material relationship between us or our affiliates and the indenture trustee, the percentage of debt securities of a series necessary to require the indenture trustee to take action, and what indemnification the indenture trustee may require before proceeding to take action;

●

any addition or change in the provisions related to compensation and reimbursement of the indenture trustee which applies to the debt securities as agreed upon by the Company and the indenture trustee;

●	if other than the indenture trustee, the identity of the registrar and/or paying agent, and the identity of any other agents appointed with respect to the series of debt securities;

●	provisions, if any, for the defeasance of the debt securities in whole or in part and any addition or change in the provisions related to satisfaction and discharge;

●	any addition or change in the provisions related to supplemental indentures both with and without the consent of the holders;

●	a discussion of any material United States federal income tax considerations applicable to the debt securities; and

●

any other terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any terms that may be required by us or advisable under applicable laws or regulations or in connection with the marketing of the debt securities.

      Some of our debt securities may be issued as “original issue discount” securities. Original issue discount securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities or relating to certain other kinds of securities that may be offered, including securities linked to an index.

Acceleration of Maturity

If an event of default with respect to any outstanding series of debt securities occurs and is continuing, the indenture trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount due and payable immediately by providing written notice of such acceleration to us, and, if notice is given by the holders instead of the indenture trustee, to the indenture trustee. Subject to certain conditions, the declaration of acceleration may be rescinded, and past defaults (except uncured payment defaults) may be waived, by the holders of not less than a majority of the principal amount of debt securities of that series.

You should refer to the prospectus supplement relating to each series of debt securities for the particular provisions relating to acceleration of maturity upon the occurrence and continuation of an event of default.

Transfer

Unless otherwise indicated in the applicable prospectus supplement, the debt securities we are offering will be issued in denominations of $2,000 and increments of $1,000 in excess thereof, or in such other currencies or denominations as may be set forth in the applicable supplemental indenture or specified in an officer's certificate, if any, relating to such series of debt securities. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Payment and Paying Agent

The principal of and interest, if any, on any series of debt securities will be payable at the corporate trust office of the indenture trustee, the address of which will be stated in the applicable prospectus supplement. However, at our option, interest payment may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities. We will make payments of principal of, and any interest on, the debt securities represented by any global security registered in the name of and held by a depositary or its nominee, to such depositary or its nominee, as the case may be, as the registered owner and holder of such global security. Neither we, the indenture trustee nor any of its or our respective agents will have any responsibility or liability for any aspect of records relating to, or payments made on account of, beneficial interests in any global security or for maintaining, supervising or reviewing any records of any depositary, its nominee or any participant relating to such beneficial interests.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary that we will identify in a prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

The specific terms of the depositary arrangements for each series of debt securities and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Modification and Waiver

The indenture provides that modifications and amendments may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of each holder affected:

●	extend the stated maturity date of, or any premium or installment of interest on, the debt security;

●	reduce the principal amount, any rate of interest of any debt security, or reduce the amount of any premium payable upon the redemption of any debt security;

●	change the place of payment, currency or currencies in which any debt security or any premium or interest thereon is payable;

●

 impair the holders’ rights to institute suit for the enforcement of any payment on or after the stated maturity date of any debt security or, in the case of redemption, on or after the redemption date;

●	adversely affect any rights of conversion;

●

reduce the percentage in principal amount of the outstanding debt securities required to consent to any modification, amendment or waiver under the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

●	reduce the principal amount of original issue discount debt securities which could be declared due and payable upon an acceleration of their maturity.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by us and the indenture trustee with certain provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of the principal, or any premium or interest payable on a debt security of that series or in respect of a covenant or provision which under the terms of the indenture cannot be modified or amended, without the consent of each affected holder.

With the indenture trustee, we may modify and amend the indenture without the consent of any holder for any of the following purposes:

●	to name a successor entity to us;

●	to add to our covenants for the benefit of the holders of all or any series of debt securities;

●	to add to, delete or modify the events of default;

●	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities;

●	to establish the form or terms of debt securities of any series;

●	to provide for the acceptance of appointment by a successor indenture trustee;

●

to cure any ambiguity, defect or inconsistency in the indenture, provided that such action is not inconsistent with the provisions of that indenture and does not adversely affect the interests of the applicable holders;

●

to supplement any of the provisions of the indenture as may be necessary to permit or facilitate the defeasance and discharge of any series of debt securities, if the action does not adversely affect the interests of holders of debt securities of that series in any material respect;

●	to add or release guarantors or co-obligors with respect to the debt securities;

●	to secure the debt securities;

●	to add to, change or eliminate any provisions of the indenture as necessary or desirable in accordance with any amendments to the Trust Indenture Act; or

●

to amend or supplement any provision contained in the indenture or in any supplemental indenture, if the amendment or supplement does not materially adversely affect the interests of the holders of any debt securities then outstanding.

Calculation of Outstanding Debt Securities

To calculate whether the holders of a sufficient principal amount of the outstanding securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture:

●

 in the case of original issue discount securities, the principal amount that may be included in the calculation is the amount of principal that would be due and payable upon a declaration of acceleration according to the terms of that original issue discount security as of the date of the calculation; and

●

 any debt securities owned by us, or owned by any other obligor of the debt securities or any affiliate of ours or of any other obligor, should be disregarded and deemed not to be outstanding for purposes of the calculation.

Additional Provisions

The indenture trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders of the debt securities, unless the holders have offered the indenture trustee satisfactory security or indemnification. The indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series may, in certain circumstances, direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or other power conferred on the indenture trustee.

No holder of a debt security of any series will have the right to institute any proceeding for any remedy under the indenture, unless:

●	the holder has provided the indenture trustee with written notice of one or more events of default regarding the holder’s series of debt securities;

●

the holders of at least 25% in principal amount of the outstanding debt securities of a series have made a written request to the indenture trustee and offered security and indemnity satisfactory to the indenture trustee against the costs, expenses and liabilities to be incurred in the proceeding;

●	the indenture trustee has failed to institute the proceeding within 60 days after its receipt of such notice, request and offer of indemnity; and

●

the indenture trustee has not received any direction during such 60-day period inconsistent with such request from the holders of a majority in principal amount of the outstanding debt securities of that series.

However, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal, any premium or any interest in respect of such debt security on or after the date expressed in such debt security and to institute suit for the enforcement of any such payment.

We are required to file annually with the indenture trustee a certificate of no default, or specifying any default that exists.

Conversion Rights

The applicable prospectus supplement relating to any convertible debt securities will describe the terms on which those securities are convertible.

Events of Default

Unless otherwise provided in a prospectus supplement, the following will be events of default under the indenture with respect to debt securities of any series:

●	failure to pay any interest on any debt security of that series when due, and continuance of such default for 30 days;

●	failure to pay principal of, or any premium on, any debt security of that series when due;

●	failure to deposit any sinking fund payment for a debt security of that series when due, and continuance of such default for 30 days;

●	certain events in bankruptcy, insolvency or reorganization of us or the Bank; and

●	any other event of default regarding that series of debt securities.

Subordination

The subordinated debt securities will be unsecured and will be subordinated in right of payment, to the extent and in the manner set forth below, to the prior payment in full of all of the Company’s senior indebtedness, as more fully described in the applicable prospectus supplement.

If any of the following circumstances has occurred, payment in full of all principal, premium, if any, and interest must be made or provided for with respect to all outstanding senior indebtedness before we can make any payment or distribution of principal, premium, if any, or interest on the subordinated debt securities:

●

any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or otherwise;

●

any default with respect to senior indebtedness which permits its holders to accelerate the maturity of the senior indebtedness has occurred and is continuing, and the default is subject to judicial proceedings or the Company has received notice of such default; and

●

with respect to any series of subordinated debt securities, there is no right of acceleration of the payment of principal or interest of a series of subordinated debt securities upon a default in the performance of any covenant or agreement in the subordinated debt securities of a particular series or in the applicable supplemental indenture. Except in the event of a receivership, insolvency, liquidation or similar proceeding, there is no right of acceleration of the payment of principal or interest of a series of subordinated debt securities upon an event of default. In the event of a default in the payment of interest or principal, the holders of senior indebtedness will be entitled to be paid in full before any payment can be made to holders of subordinated debt securities. However, a holder of a subordinated debt security (or the indenture trustee under the applicable supplemental indenture on behalf of all of the holders of the affected series) may, subject to certain limitations and conditions, seek to enforce overdue payments of interest or principal on the subordinated debt securities.

Consolidation, Merger and Sale of Assets

We may consolidate or merge with or into, or transfer our assets substantially as an entirety to, a successor corporation, if the successor corporation is organized under the laws of the U.S., any state thereof or the District of Columbia and such successor corporation assumes our obligations on the debt securities and under the indenture immediately after giving effect to the transaction, and no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have occurred and be continuing, and certain other conditions are met.

Governing Law

The indenture and debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock, common stock, other securities of the Company or any combination of the foregoing. Warrants may be issued alone or together with securities offered by any prospectus supplement and may be attached to, or separate from, those securities. The particular terms of any warrants will be described more specifically in the prospectus supplement relating to such warrants.

The prospectus supplement relating to any warrants that we are offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following information:

●	the title and specific designation of the warrants;

●	the aggregate number of warrants offered;

●	the amount of warrants outstanding, if any;

●	the designation, number and terms of the securities purchasable upon exercise of the warrants and procedures that will result in the adjustment of those numbers;

●	the exercise price or prices of the warrants;

●	the dates or periods during which the warrants are exercisable;

●	the designation and terms of any securities with which the warrants are issued;

●	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

●	if the exercise price is not payable in United States dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

●	any minimum or maximum amount of warrants that may be exercised at any one time;

●	the anti-dilution provisions of the warrants, if any;

●	if applicable, the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

●	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

●	any other material terms of the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up, or to exercise voting rights, if any.

DESCRIPTION OF DEPOSITARY SHARES

This following is a summary of the general terms of the deposit agreement to govern any depositary shares that we may offer representing fractional interests in shares of our preferred stock, the depositary shares themselves and the related depositary receipts. This summary does not purport to be complete in all respects and is subject to and qualified entirely by reference to the relevant deposit agreement and depositary receipt with respect to the depositary shares relating to any particular series of preferred stock. The specific terms of any depositary shares that we may offer will be described in the applicable prospectus supplement. If so described in the applicable prospectus supplement, the terms of that series of depositary shares may differ from the general description of the terms presented below.

General

We may offer fractional interests in shares of our preferred stock, rather than full shares of preferred stock. If we do, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of such amount as may be set forth in the applicable prospectus supplement, which we refer to in this section as the “depositary.” We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement.

Unless we specify otherwise in the applicable prospectus supplement, you will not be entitled to receive the whole shares of preferred stock underlying the depositary shares.

Dividend Rights

The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depositary shares to each record holder of depositary shares based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a distribution other than in cash, the depositary will distribute property to the entitled record holders of depositary shares, unless the depositary determines that it is not feasible to make that distribution. In that case, the depositary may, with our approval, adopt the method that it deems to be equitable and practicable for making that distribution, including any sale of property and distribution of the net proceeds from this sale to the applicable holders.

The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary shares.

Voting Rights

When the depositary receives notice of any meeting at which the holders of the preferred stock may vote, the depositary will mail information about the meeting contained in the notice, and any accompanying proxy materials, to the record holders of the depositary shares relating to the preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to how the preferred stock underlying the holder’s depositary shares should be voted.

Conversion or Exchange Rights

If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Redemption

If the series of the preferred stock underlying the depositary shares is subject to redemption, then all or a part of the depositary shares will be redeemed from the redemption proceeds of that series of the preferred stock held by the depositary. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata, as determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon the redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

Taxation

Owners of depositary shares will be treated for United States federal income tax purposes as if they were owners of the preferred stock represented by the depositary shares. If necessary, the applicable prospectus supplement will provide a description of United States federal income tax consequences relating to the purchase and ownership of the depositary shares and the preferred stock represented by the depositary shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, to the extent described in the applicable prospectus supplement, certain amendments will not be effective unless approved by the record holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by us or the depositary only if:

●	all outstanding depositary shares relating to the deposit agreement have been redeemed; or

●

 there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation or dissolution or the winding up of our business, and the distribution has been distributed to the holders of the related depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be the responsibility of the holders in the applicable deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect when a successor depositary is appointed and it accepts the appointment.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following is a summary of the general terms of the subscription rights to purchase common stock or other securities that we may offer to stockholders using this prospectus. This summary does not purport to be complete in all respects and is subject to and qualified entirely by reference to the applicable forms of subscription agent agreement and subscription certificate for a full description of all terms of any series of subscription rights.

Subscription rights may be issued independently or together with any other security and may or may not be transferable. As part of any subscription rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such subscription rights offering. If we issue subscription rights, they will be governed by a separate subscription agent agreement that we will sign with a bank or trust company to be named in the applicable prospectus supplement that will serve as rights agent. The rights agent will act solely as our agent and will not assume any obligation to any holders of subscription rights certificates or beneficial owners of subscription rights.

The prospectus supplement relating to any subscription rights that we offer will describe the specific terms of the offering and the subscription rights, including the record date for stockholders entitled to the subscription rights distribution, the number of subscription rights issued and the number of shares of common stock or other securities that may be purchased upon exercise of the subscription rights, the exercise price of the subscription rights, the date on which the subscription rights will become effective and the date on which the subscription rights will expire, and any material United States federal income tax considerations.

In general, a subscription right entitles the holder to purchase for cash a specific number of shares of common stock or other securities at a specified exercise price. The rights are normally issued to stockholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we determine to issue subscription rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:

●	the record date for stockholders entitled to receive the subscription rights;

●	the number of shares of common stock or other securities that may be purchased upon exercise of each subscription right;

●	the exercise price of the subscription rights;

●	whether the subscription rights are transferable;

●	the period during which the subscription rights may be exercised and when they will expire;

●	the steps required to exercise the subscription rights;

●	whether the subscription rights include “oversubscription rights” so that the holder may purchase more securities if other holders do not purchase their full allotments; and

●

whether we intend to sell the shares of common stock or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual “standby” commitment or other arrangement.

If fewer than all of the subscription rights issued in any rights offering are exercised, then we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement. After the close of business on the expiration date of a subscription rights offering, all unexercised subscription rights will become void.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock or preferred stock at a future date or dates, which we refer to as “Stock Purchase Contracts.” The price per share and number of shares of our common stock or preferred stock may be fixed at the time that the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units consisting of a Stock Purchase Contract and our debt securities or debt obligations of third parties, including Treasury securities, securing the holders’ obligations to purchase the shares of our common stock under the Stock Purchase Contracts, which we refer to as “Stock Purchase Units.” The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Stock Purchase Contracts also may require us to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis.

The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral or depositary arrangements, relating to the Stock Purchase Contracts or Stock Purchase Units. Material United States federal income tax considerations applicable to the Stock Purchase Units and the Stock Purchase Contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock or warrants or any combination of such securities, including guarantees of any securities.

 A prospectus supplement and any other offering materials relating to any units issued under the registration statement containing this prospectus will specify the terms of the units, including:

●

the terms of the units and of any of the debt securities, common stock, preferred stock, warrants and guarantees comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

●	a description of the terms of any unit agreement governing the units; and

●	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices at the time of sale, at negotiated prices or at fixed prices, which may change from time to time. We may sell the securities directly to one or more purchasers, through agents, to dealers, through underwriters, brokers or dealers, or through a combination of any of these sales methods or through any other method permitted by law (including in “at the market” equity offerings, as defined in Rule 415 of the Securities Act). We reserve the right to accept or reject, in whole or in part, any proposed purchase of securities, whether the purchase is to be made directly or through agents.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement, if required, that contains the specific terms of the offering, including:

●	the name or names of the underwriters, dealers or agents, if any, and the types and amounts of securities underwritten or purchased by each of them;

●	the public offering price of the securities and the proceeds that we will receive from the sale;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any agency fees or underwriting discounts or other items constituting agents’ or underwriters’ compensation;

●	any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

●	any securities exchange or market on which the securities may be listed.

Only underwriters that we have named in a prospectus supplement will be underwriters of the securities offered by that prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship, in which case we will name the underwriter and describe the nature of any such relationship in the applicable prospectus supplement.

We may sell securities directly or through agents that we designate from time to time. We will name any agent involved in the offering and sale of securities, and we will describe in the prospectus supplement any commissions that we will pay to the agent. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the applicable prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities that we may offer, other than common stock or other outstanding securities, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any of our securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Under the securities laws of some states, to the extent applicable, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, if our common stock is no longer listed on the Nasdaq Global Select Market or another national securities exchange, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

LEGAL MATTERS

Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by our counsel, Maynard, Cooper & Gale, P.C. of Birmingham, Alabama. Members of Maynard, Cooper & Gale, P.C. own shares of the Company’s common stock representing on an aggregate basis approximately 1% of the total number of shares of the Company’s common stock outstanding.

If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements of National Commerce Corporation as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, have been incorporated by reference in this prospectus in reliance upon the report of Porter Keadle Moore, LLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of reporting companies. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or by following the “Learn More – Investor Relations” link on our website at https://www.nationalbankofcommerce.com and proceeding to the “SEC Filings” heading. However, other than our available SEC filings, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus. Written requests for copies of the documents that we file with the SEC should be directed to National Commerce Corporation, 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209, Attention: Corporate Secretary, telephone: (205) 313-8100.

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all of the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-3 that may be obtained as described above. Statements in this prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the contract or other document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual contract or other document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with it into this prospectus, which means that we may disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering (other than information “furnished” rather than “filed” and information that is modified or superseded by subsequently filed documents prior to the termination of this offering):

●	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 11, 2016; and

●	Our Current Reports on Form 8-K filed with the SEC on January 28, 2016 and March 25, 2016.

Additionally, we incorporate by reference the description of our common stock, par value $0.01 per share, as included under the caption “Description of Capital Stock” in the prospectus forming a part of the Registration Statement on Form S-1, originally filed with the SEC on January 5, 2015 (Registration No. 333-201371), including exhibits, and as subsequently amended from time to time.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to:

National Commerce Corporation

Attention: Corporate Secretary

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

Telephone number: (205) 313-8100

$25,000,000

 % Fixed-to-Floating Rate Subordinated Notes due June 1, 2026

PROSPECTUS SUPPLEMENT

May        , 2016

Keefe, Bruyette & Woods A Stifel Company

Neither we nor the underwriters have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in the Notes, you should not rely upon any information other than that information in this prospectus. Neither the delivery of this prospectus nor the sale of the Notes means that the information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy the Notes in any circumstances under which the offer or solicitation is unlawful.